Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

TRADEMARK GLOBAL, LLC

AND

ATERIAN, INC.

Dated as of April 27, 2026

ARTICLE I DEFINITIONS		4
1.1	Definitions	4
1.2	Interpretation	20
ARTICLE II PURCHASE & SALE OF PURCHASED ASSETS		20
2.1	Purchased Assets	20
2.2	Excluded Assets	22
2.3	Assumed Liabilities	23
2.4	Excluded Liabilities	23
2.5	Purchase Price	24
2.6	Adjustment to Purchase Price	25
2.7	Closing	28
2.8	Allocation of Purchase Price	29
2.9	Withholding Tax	29
2.10	Condition to Effectiveness	29
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES		29
3.1	Organization	30
3.2	Authority	30
3.3	No Conflict; No Consents	30
3.4	Financial Statements; No Undisclosed Liabilities	31
3.5	Tangible Personal Property; Inventory; Products; Warranties	32
3.6	Intellectual Property	33
3.7	Data Protection	36
3.8	Compliance with Laws	37
3.9	Claims and Proceedings	37
3.10	Tax	37
3.11	Purchased Contracts	39
3.12	Material Contracts	39
3.13	Permits	41
3.14	Title; Sufficiency of Purchased Assets	41
3.15	No Finder; Fairness Opinion	42
3.16	Absence of Certain Changes	42
3.17	Employee Benefit Matters	42
3.18	Employment Matters	44
3.19	0Related Party Transactions	45
3.20	Proxy Statement	45
3.21	Takeover Statutes	46

3.22	Real Property	46
3.23	Environmental Matters	46
3.24	Certain Regulatory Matters	46
3.25	Insurance	47
3.26	No Other Representations and Warranties	47
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		48
4.1	Organization	48
4.2	Authority	48
4.3	No Conflict; No Consent	48
4.4	Debt Financing	49
4.5	Claims and Proceedings	49
4.6	No Finder	50
4.7	Independent Investigation	50
4.8	No Other Representations	50
ARTICLE V COVENANTS		50
5.1	Conduct of Business	50
5.2	Access to Information	53
5.3	Financing Cooperation	54
5.4	Debt Financing	56
5.5	Non-Assignable Assets	59
5.6	Expenses	59
5.7	Confidentiality	59
5.8	Wrong Pocket Provisions	60
5.9	Employees and Employee Benefits	61
5.10	Tax Matters	64
5.11	Proxy Statement; Stockholder Meeting	64
5.12	No Shop	65
5.13	Agreement not to Compete or Solicit	69
5.14	Bulk Sales Laws	70
5.15	Efforts; Further Assurances	71
5.16	Release of Liens	71
5.17	Insurance	71
5.18	R&W Insurance Policy	73
5.19	Release of Indemnity Holdback Amount	73
ARTICLE VI CONDITIONS TO CLOSING		73
6.1	Conditions to Obligations of All Parties	73

6.2	Conditions to Obligations of Purchaser	74
6.3	Conditions to Obligations of Seller	75
ARTICLE VII TERMINATION		75
7.1	Termination	75
7.2	Effect of Termination	77
ARTICLE VIII INDEMNIFICATION		78
8.1	Survival	78
8.2	Indemnification by Seller	79
8.3	Tax Treatment of Indemnity Payments	79
8.4	Waiver	79
ARTICLE IX GENERAL		80
9.1	Notices	80
9.2	Severability	81
9.3	Successors and Assigns; Parties in Interest	82
9.4	Incorporation of Exhibits	82
9.5	Governing Law; Dispute Resolution; WAIVER OF JURY TRIAL	82
9.6	Headings; Interpretation	83
9.7	Counterparts	83
9.8	Disclosure Schedules	83
9.9	Entire Agreement	84
9.10	Waivers and Amendments; Non-Contractual Remedies	84
9.11	Time of the Essence	84
9.12	Specific Performance	84
9.13	Financing Sources	85

SCHEDULE:

Schedule 1.1-F	-	2026 Forecast
Schedule 1.1-AAA	-	Acquired Amazon Accounts
Schedule 1.1-CMIP	-	Claims-Made Insurance Policies
Schedule 1.1-CM	-	Contribution Margin Example Calculation
Schedule 1.1-EAA	-	Excluded Amazon Accounts
Schedule 1.1-INV	-	Inventory
Schedule 1.1-NWC	-	Net Working Capital Illustrative Calculation
Schedule 2.1	-	Purchased Assets
Schedule 2.2	-	Excluded Assets
Schedule 2.4	-	Excluded Liabilities
Schedule 2.5(c)	-	Accounting Principles
Schedule 2.7(b)(i)	-	Wire Instructions
Schedule 2.7(c)(v)	-	Payoff Letters
Schedule 8.2	-	Specified Matters

EXHIBITS:

Exhibit A	-	Assignment and Assumption Agreement
Exhibit B	-	Bill of Sale

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into and effective as of April 27, 2026, by and between Trademark Global, LLC, a Delaware limited liability company (“Purchaser”), and Aterian, Inc., a Delaware corporation (“Seller”).

RECITALS:

WHEREAS, Seller and its Subsidiaries are in the worldwide business of sourcing, distributing, marketing and selling consumer products on online marketplaces, including Amazon, Walmart, and Target, as well as through their own direct-to-consumer websites and certain brick and mortar retail locations, under brands that include Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct (the “Business”); and

WHEREAS, Seller and each other Seller Entity desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s and such Seller Entity’s right, title and interest in and to all of the Purchased Assets, and to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1      Definitions.

(a)    As used herein, the following terms shall have the following meanings:

“2026 Forecast” means that certain Aterian, Inc. 2026 Forecast attached hereto as Schedule 1.1-F.

“Acquired Amazon Accounts” means those certain Amazon accounts set forth on Schedule 1.1-AAA and doing business under the names listed adjacent to such accounts, and the related Amazon Business Services Agreements set forth adjacent thereto.

“Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal made by a Person or group (as defined under Section 13 of the Exchange Act), relating to (i) a single transaction or series of related transactions, for the acquisition or purchase by a Person or group, directly or indirectly, of assets or one or more businesses that constitute twenty (20%) or more of the consolidated assets, net revenues or net income or fair market value (as determined in good faith by the Seller Board) of the consolidated total assets of Seller and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase resulting in any Person or group beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of Seller, (iii) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of Seller, or (iv) any merger (including a reverse merger in which Seller is the surviving corporation), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller (or any Subsidiary of Seller whose business constitutes twenty percent (20%) or more of the net revenues or net income or fair market value (as determined in good faith by the Seller Board) of the consolidated total assets of Seller and its Subsidiaries, taken as a whole); provided, however, that in no event shall any inquiry, offer or proposal, indication of interest or other action described in this definition constitute an Acquisition Proposal to the extent it is in connection with (i) any acquisition or disposition of Inventory in the ordinary course of business consistent with past practice or (ii) any acquisition, disposition, equity financing, investment, merger, joint venture, partnership, consolidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction (A) involving Seller in which, if consummated, a third party would beneficially own fifty percent (50%) or more of the total voting power of the equity securities of Seller and (B) is expressly conditioned on the consummation of the Acquisition (an “Equity Transaction”).

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as may be amended, supplemented, modified, or restated from time to time.

“AI Requirements” means, in each case in connection with the Business and relating to the development, deployment, and/or distribution of AI Technology: (ⅰ) each of the Business’ and each Seller Entity’s own written policies; (ⅱ) all applicable Laws related to AI Technology; and (ⅲ) all Contracts into which each Seller Entity and/or the Business have entered.

“AI Technology” means any artificial intelligence, machine learning, or similar technology, including artificial intelligence systems or models and profiling or automated decision-making technology used, developed, deployed, and/or distributed by Seller and/or the Business in connection with the Business.

“Amazon Business Services Agreements” means the terms of service agreements relating to (i) the Acquired Amazon Accounts, as set forth on Schedule 1.1-AAA or (ii) the Excluded Amazon Accounts, as set forth on Schedule 1.1-EAA.

“Ancillary Documents” means the Assignment and Assumption Agreement, the Bill of Sale, and such documents and certificates as may reasonably be required to effect the transfer by each Seller Entity of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and any other applicable foreign, federal, state or local anti-bribery or anti-corruption Laws, in each case as in effect from time to time.

“Anti-Money Laundering Laws” means all applicable anti-money laundering, counter-terrorism financing, know-your-customer and currency reporting Laws, including the Currency and Foreign Transactions Reporting Act of 1970, as amended (commonly known as the Bank Secrecy Act), the USA PATRIOT Act, and any similar or analogous Laws in any jurisdiction, in each case as in effect from time to time.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit A, evidencing the assignment by Seller to Purchaser, and assumption by Purchaser, of the Purchased Assets and the Assumed Liabilities.

“Base Purchase Price” means Eighteen Million Dollars ($18,000,000).

“Benefit Plan” means any (i) “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in sections 3(1) and 3(2), respectively, of ERISA), other than a “multiemployer plan” (as defined in section 3(37) of ERISA), (ii) employment agreement, offer letter, or consulting agreement with a natural person, and (iii) retirement, deferred compensation, incentive compensation, stock, stock option, restricted stock unit, profit sharing, retention, unemployment compensation, vacation pay, change in control, severance pay, bonus, commission, insurance or hospitalization, flexible benefit, cafeteria, dependent care, fringe benefit or other compensation or benefit plan, policy, agreement, program, fund, commitment or arrangement of any kind, whether pursuant to written or oral Contract, custom or informal understanding, in each case, that is maintained or sponsored by Seller or its Affiliates for the benefit of the current or former employees, directors, consultants, agents or other service providers of Seller and its Affiliates, or with respect to which Seller or its Affiliates have any Liability (contingent or otherwise), including by way of ERISA Affiliates.

“Bill of Sale” means a Bill of Sale, a form of which is attached hereto as Exhibit B, evidencing the assignment by Seller to Purchaser of the tangible property included in the Purchased Assets.

“Brands” means Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks in New York, New York are required or authorized to be closed.

“Cash” means all cash and cash equivalents of Seller, including marketable securities, short term investments, liquid instruments, petty cash, deposits in transit (to the extent there has been a reduction of receivables on account therefor), and any received and uncleared checks, wires or drafts, but excluding restricted cash or any cash that is not freely usable.

“Claims-Made Insurance Policies” means each Insurance Policy that is written on a “claims made” (as opposed to “occurrence based”) basis under which the Business or the Purchased Assets are insured as of the date of this Agreement and identified on Schedule 1.1-CMIP.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Letter Agreement, dated as of November 20, 2025, by and between Seller and Purchaser.

“Contract” means any written or oral, legally binding contract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, bond, guaranty or other similar instrument currently in effect.

“Contribution Margin” means, with respect to any Measurement Period, an amount equal to the remainder of (i) the revenue of the Business, net of any returns, discounts, sales allowances and other similar amounts, minus (ii) the cost of revenue of the Business (including product costs, damaged costs, returns costs of goods sold, inventory adjustments, packaging costs, freight costs, duties and tariffs, landed cost variances and purchase price variances) minus, (iii) the operating expenses of the Business (including fulfillment expenses, advertising expenses, selling expenses, storage expenses and receiving fees), in each of clauses (i), (ii) and (iii), as such amounts are calculated in accordance with Seller’s principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments, and methodologies that were applied in preparing the 2026 Forecast (including in relation to the exercise of accounting discretion and judgement). An example calculation of Contribution Margin as of February 28, 2026 is set forth on Schedule 1.1-CM; provided, however, that such example calculation is for illustrative purposes only.

“Copyrights” means United States and foreign copyrights in any work of authorship (including catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith.

“Data Processing Contract” means any applicable contractual obligation concerning data privacy and security relating to Personal Information in the possession or control of each Seller Entity or maintained by third parties having access to such information under Contracts to which a Seller Entity is a party.

“Data Protection Law” means any Law applicable to the collection, confidentiality, marketing, Processing, privacy, security, protection, transfer, or cross-border data flow of Personal Information.

“Debt Commitment Letter” means an executed debt commitment letter, providing for any debt arrangement, syndication or commitment, dated as of the date hereof, among Purchaser and one or more of the Financing Sources (or one or more lead arrangers on their behalf), including any exhibit or schedule thereto and any amendment, restatement, modification or replacement thereof.

“Debt Financing” means any debt financing incurred or intended to be incurred pursuant to a Debt Commitment Letter.

“Debt Financing Failure” means that, despite all of the conditions set forth in Article VI having been satisfied or waived by the Party or Parties entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at Closing, but which are capable of being satisfied at the Closing), the Debt Financing is not funded in full on or prior to the date on which the Closing should have occurred pursuant to Section 2.7(a), unless (i) such failure of the Debt Financing to fund is caused solely by Purchaser’s willful and material breach of Section 2.7(a) and on such date the Financing Sources are otherwise ready, willing and able to fund the Debt Financing, or (ii) Purchaser’s willful and material breach of this Agreement (other than Section 2.7(a)) is the proximate cause of such failure of the Debt Financing to fund.

“Debt-Like Items” means, with respect to the Seller Entities, (i) all obligations under interest rates, currencies, or other derivatives, swaps, hedges, caps, collars, options, futures or similar instruments, (ii) all obligations for the deferred purchase price of any properties, assets or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business consistent with past practice and reflected as accounts payable or accrued expenses in Net Working Capital), including earnout obligations and payments under non-compete agreements, (iii) all obligations created or arising under any conditional sale or other title retention agreement, (iv) all obligations secured by an Encumbrance, (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all reimbursement, payment, or similar obligations, contingent or otherwise, in respect of any bankers’ acceptances, surety bonds, performance bonds or letters of credit, or similar facilities, (vii) all obligations of any Person which are directly or indirectly guaranteed by Seller or in respect of which Seller has otherwise assured an obligee against loss, (viii) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (vii) above, (ix) all obligations with respect to any Benefit Plan that is not funded in accordance with ERISA, (x) all obligations with respect to any salary, bonus, severance, deferred compensation or other compensation or benefits of any kind earned by or payable to any current or former employee, director, consultant, agent or other service provider of Seller or its Affiliates for, or any contribution or payment obligation to any Benefit Plan with respect to, any period or portion of any period ending on or prior to the Closing Date, including but not limited to any “success fees” or bonuses, change in control payments, retention or transaction bonuses, or severance payments payable by the Seller Entities or their Affiliates to any current or former employee, director, consultant, agent or other service provider of the Seller Entities or their Affiliates arising from or otherwise triggered by this Agreement or the closing of the transactions contemplated hereby, and the employer portion of payroll, social security, unemployment or similar Taxes imposed thereon, and (xi) an amount equal to all customer deposits and all obligations with respect to deferred revenue determined in accordance with GAAP.

“Designated Parties” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or by the United Nations Security Council, His Majesty’s Treasury, or any other Governmental Authority with jurisdiction over the Business, (ii) any Person located, organized or resident in a Restricted Country or (iii) any Person owned fifty percent (50%) or more (in the aggregate), directly or indirectly, or controlled by any such Person or Persons described in the foregoing clause (i) or clause (ii) (including, without limitation for purposes of defining a Designated Party, as ownership and control may be defined and/or established in and/or by any applicable International Trade Laws).

“Effect” means any effect, event, development, change or occurrence.

“Employees” means those Persons employed by Seller or its Affiliates who work primarily for the Business.

“Encumbrance” means any lien, pledge, charge, mortgage, security interest, encumbrance, encroachment, imperfection of title, license, easement, right-of-way, covenant, condition, restriction or other similar encumbrance.

“Enforceability Limitations” means bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

“Environmental Law” means any applicable Laws (including common law) concerning the protection of the environment or human health or safety, including the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of hazardous substances as defined in such Environmental Laws.

“Equity Interests” means capital stock, share capital or other equity interests, including any securities or instruments convertible or exchangeable into, or exercisable for, capital stock or other equity interests, or any securities or arrangements that track or mirror the economics of equity interests, including any phantom equity or profit-sharing plans.

“Equity Plans” means, collectively, the Mohawk Group, Inc. Amended and Restated 2014 Equity Incentive Plan, the Amended and Restated Aterian, Inc. 2018 Equity Incentive Plan, the Mohawk Group Holdings, Inc. 2019 Equity Plan, and the Aterian, Inc. 2022 Inducement Equity Incentive Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amazon Accounts” means those certain Amazon accounts set forth on Schedule 1.1-EAA and doing business under the names listed adjacent to such accounts, and the related Amazon Business Services Agreements set forth adjacent thereto.

“Excluded IP Contracts” means (i) non-exclusive licenses granted to or from customers, distributors, resellers, or end users in the ordinary course of business; (ii) agreements for commercially available, off-the-shelf, shrink-wrap or click-wrap software or services; (iii) non-disclosure agreements, confidentiality agreements, or other similar agreements entered into in the ordinary course of business that do not contain material grants of rights in Intellectual Property; (iv) employee, independent contractor, or consultant agreements assigning or licensing Intellectual Property to a Seller Entity; and (v) Contracts in which the grant of rights in Intellectual Property is incidental to the primary purpose of such Contract.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Fraud” means actual and intentional common law fraud. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Government Official” means (i) any officer, employee or other individual acting for or on behalf of any Governmental Authority or public international organization, (ii) any officer, employee or other individual acting for or on behalf of any company or business owned or controlled, directly or indirectly, by any Governmental Authority, (iii) any political party, party official or candidate for political office and (iv) any Person acting for or on behalf of any of the foregoing.

“Governmental Authorities” means any foreign, federal, state, county, provincial, local, municipality or supra-national government or political subdivision thereof or any entity, body, agency, authority, board, commission, court, legislature, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative law functions, including quasi-governmental entities established to perform such functions.

“Healthcare Reform Laws” shall mean the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.

“Indebtedness” means, with respect to Seller, without duplication, (i) all indebtedness of Seller for borrowed money, loans, or advances, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, and (iii) and all Liabilities of any other Person described in clauses (i) through (ii) above that Seller has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation; provided, that for the avoidance of doubt, that Debt-Like Items shall not constitute or be deemed to constitute Indebtedness under the terms of this Agreement.

“Indemnity Holdback Amount” means five hundred eighty-five thousand Dollars ($585,000).

“Intellectual Property” means collectively, in the United States and all countries or jurisdictions foreign thereto: (i) all moral rights, database rights, and Copyrights in any work of authorship (including catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith; (ii) all Trade Secrets and confidential business information; (iii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (iv) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (v) rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity, and personality of individuals; (vi) all Software; (vii) all other proprietary and intellectual property rights; (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); (ix) the exclusive right to display, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (x) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“International Trade Laws” means any applicable (i) Sanctions, (ii) U.S. export control Laws, including those administered or enforced by the U.S. Department of Commerce and the U.S. Department of State, (iii) anti-boycott Laws administered or enforced by the U.S. Department of Commerce and the U.S. Department of the Treasury, and (iv) export control and anti-boycott Laws of other jurisdictions where the Business is conducted.

“Intervening Event” means any material Effect that relates to the Business (but specifically excluding any Acquisition Proposal or Superior Proposal or any matter relating to an Equity Transaction), which (i) becomes known to the Seller Board after the date of this Agreement or (ii) if known to the Seller Board prior to the date of this Agreement, the consequences of which were not reasonably foreseeable by the Seller Board as of the date of this Agreement; provided, that in no event shall any of the following be taken into account in determining whether an Intervening Event has occurred: (A) changes in the market price or trading volume of any securities of Seller in and of itself (it being understood that the underlying causes of any such changes may, if they are not otherwise excluded from this definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred), (B) any Effect relating to Purchaser or any of its Affiliates, or (iii) the fact, in and of itself, that Seller exceeds any internal or analyst’s projection, guidance, budget, expectation, forecast or estimate for any period (it being understood that the underlying causes of any such matter may, if they are not otherwise excluded from this definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

“Inventory” means all inventory (including all inventory, raw materials, supplies, work-in-process, finished goods, goods in transit, returned goods and other items included in inventory) owned, used or held for use by the Seller Entities in connection with the Brands, including as set forth on Schedule 1.1-INV.

“Knowledge” or any other similar expression or qualification with regard to the knowledge or awareness of, or receipt of notice by, Seller means the actual knowledge of Arturo Rodriguez, Joshua Feldman, Bryan Torres, and Jacob Modrzynski, in each case after reasonable inquiry of employees of the Seller Entities who have primary responsibility for the relevant subject matter.

“Laws” means any statute, law, ordinance, regulation, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Liability” means any direct or indirect debt, liability, assessment, expense, claim, loss, damage, deficiency, or obligation of any nature, whether pecuniary or not, known or unknown, asserted or unasserted, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, matured or unmatured, absolute or not, actual or potential, incurred or consequential, contingent or otherwise, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Losses” means losses, Liabilities, Taxes, obligations and damages and any and all assessments, judgments, costs, penalties and expenses, including defense costs, amounts paid in settlement, and all reasonable out-of-pocket attorneys’ and other professionals’ fees and disbursements incident to any and all Losses with respect to which indemnification is provided hereunder (whether such attorneys’ fees and other professionals’ fees arise out of first-party claims between the parties hereto or third-party claims), including costs of enforcing rights to indemnification provided herein.

“Lower Target” means an amount equal to ninety-five percent (95%) of the Target Net Working Capital Amount.

“Malicious Code” means any (i) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program, (ii) virus, Trojan horse, worm or other Software routine or hardware component designed to permit unauthorized access, to disable, erase or otherwise harm Software, hardware or data, and (iii) similar programs.

“Material Adverse Effect” means, with respect to the Business and the Purchased Assets, any Effect, individually or in the aggregate with all other Effects, that has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of the Business; provided, however, that none of the following (or the results thereof) shall constitute or taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any Effect arising from or relating to (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets generally, including any disruption thereof or any decline in the price of any security or any market index or any change in prevailing currency exchange rates or interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v)(A) any action required to be taken or not taken pursuant to this Agreement (other than pursuant to Section 5.1) or (B) any action taken or not taken at the request of Purchaser that is not required to be taken or not taken pursuant to this Agreement; (vi) any changes in applicable Laws after the date hereof or any change in GAAP after the date hereof, including the enforcement or interpretation thereof; (vii) adverse changes in the Business’ relationship with its employees, customers, suppliers or distributors to the extent resulting from the identity of Purchaser or the announcement or pendency of the transactions contemplated by this Agreement; (viii) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters; (ix) any epidemics, pandemics, public health emergencies or disease outbreaks; or (x) any failure by the Business to meet any internal or published projections, forecasts of revenue, earnings or other measures of financial or operating performance (provided, that the underlying causes of any such failure shall not be deemed excluded from consideration in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur as a result of this clause (x)); provided, further, that the exceptions in clauses (i), (ii), (iii), (iv), (vi), (viii) and (ix) above shall not apply to the extent an Effect has a disproportionate adverse impact on the Business relative to other participants in the same industries in which the Business operates.

“Net Working Capital” means, as of immediately prior to the Closing, an amount (which may be positive or negative) equal to (i) the sum of accounts receivable and prepaid inventory deposits with respect to the Business that are included in the Purchased Assets minus (ii) the sum of open brand accounts payable, accrued inventory purchases and ordinary course liabilities (e.g., warehouse fees, marketing fees) of the Business that are included in the Assumed Liabilities, in each case, calculated in accordance with the Accounting Principles; provided, that “Net Working Capital” shall exclude all assets or liabilities with respect to Cash, Debt-Like Items, Indebtedness, Taxes and Seller Transaction Expenses. An example calculation of Net Working Capital as of March 31, 2026, is set forth on Schedule 1.1-NWC; provided, however, that such example calculation is for illustrative purposes only and shall not modify the Accounting Principles.

“Non-U.S. Plan” each Benefit Plan that is maintained primarily for the benefit of Employees of the Seller or its Affiliates who are employed outside of the United States, except for any Benefit Plan required to be provided and maintained by any Governmental Authority.

“Occurrence-Based Insurance Policies” means the occurrence-based third-party liability insurance policies of Seller or the other Seller Entities that are in effect as of the Closing Date and that provide coverage for events relating to the Assumed Liabilities or losses or damages related to the Purchased Assets, each of which occurred or existed prior to the Closing, subject in all cases to the terms and limitations of such policies.

“Open Source Software” means software made available under any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative (including all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, Academic Free License, BSD license and Apache license) and any license under which such software or other materials are distributed or licensed as “free software,” “open source software” or any license term or condition that: (i) requires or conditions the use or distribution of such software on the disclosure, licensing, or distribution of the source code for any derivative work of such software; or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of the licensee of such software to use or distribute any derivative work of such software.

“Order” means any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ of or with any Governmental Authority.

“Party” means Seller or Purchaser, separately, as the context so requires, and the term “Parties” means collectively, Seller and Purchaser.

“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“PEO” means a professional employer organization, including but not limited to Vestwell Holdings, Inc., Extensis Group LLC, and their respective Subsidiaries and Affiliates.

“PEO Plan” means each Benefit Plan sponsored or maintained by a PEO.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (ii) Encumbrances of mechanics, warehousemen, carriers, workmen, repairmen or other similar Encumbrances arising in the ordinary course of business consistent with past practice with respect to obligations that are not yet due and payable; (iii) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Encumbrances that, individually or in the aggregate, do not materially impair the use of the real property affected thereby; and (iv) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means all information that identifies, or could reasonably be linked, directly or indirectly, with a particular individual, and any other information covered by applicable Data Protection Laws.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date including the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and including the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Policy” means each external or internal, past or present privacy policy of Seller and the Business, including any policy relating to the privacy of users on websites; the Processing, collection, storage, disclosure, or transfer of any Personal Information; and any employee information.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquest, examination or investigation conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel.

“Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection, disposal, disclosure or other operation performed on Personal Information.

“Proxy Statement” means the proxy statement (as amended or supplemented) to be sent to the stockholders of Seller in connection with the Seller Stockholder Meeting.

“R&W Insurance Policy” means that certain buyer-side representation and warranty insurance policy issued by DUAL Transactional Risk and any successor thereof, as of the date hereof, Policy # RWP0002293, naming Purchaser as a named insured.

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, members, managers, Affiliates, attorneys, accountants, employees, consultants, representatives and other agents, and each of their respective predecessors, successors, executors, administrators, direct family members and heirs, as applicable.

“Restricted Countries” means, at any time, a country, region, or territory which is itself the subject or target of comprehensive Sanctions (as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and prior to July 1, 2025, Syria).

“Restricted Shares” means those issued and outstanding shares of Seller stock granted to employees and other service providers of Seller or its Affiliates which remain subject to vesting conditions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, (ii) the United Nations Security Council, (iii), His Majesty’s Treasury, (iv) the European Union, or (v) any other Governmental Authority with jurisdiction over the Business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any misuse, compromise, or unauthorized access, destruction, encryption, loss, alteration, acquisition, or disclosure of any Personal Information or confidential information, and any other security incidents and data breaches covered by applicable Data Protection Law.

“Seller Benefit Plan” means each Benefit Plan other than a PEO Plan.

“Seller Board” means the board of directors of Seller.

“Seller Closing Certificate” means a certificate in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date and duly executed by an executive officer of Seller, certifying that (i) attached thereto are true, complete and accurate copies of resolutions duly adopted by the Seller Board adopting and approving this Agreement and each of the Ancillary Documents, and (ii) each of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

“Seller Entities” means Seller and all of its Subsidiaries that have any right, title or interest in or to any Purchased Assets and/or Assumed Liabilities, including the entities listed on Schedule 1.1(a) of the Disclosure Schedules.

“Seller Policies” means all Insurance Policies of Seller or the other Seller Entities (including any self-insurance programs) other than the Occurrence-Based Insurance Policies and any Tail Policies.

“Seller Taxes” means all (i) Taxes of the Seller Entities, whether or not such Tax is attributable to a Pre-Closing Tax Period; (ii) Taxes imposed on the Purchased Assets for any Pre-Closing Tax Period; and (iii) Transfer Taxes that arise as a result of the transactions contemplated by this Agreement that are allocated to Seller pursuant to Section 5.10.

“Seller Transaction Expenses” means the fees, costs and expenses incurred by Seller or its Affiliates in connection with the transactions contemplated by this Agreement or any Ancillary Document, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors.

“Software” means any and all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher-level “proprietary” languages, related documentation and materials, whether in source code, object code or human-readable form, together with any and all error corrections, updates, upgrades, versions, releases, patches, bug fixes, modifications, localizations, ports, and enhancements to any of the foregoing, in both machine readable and human readable form, including, without limitation, all data and data files, application programming and program logic, application programming interfaces (APIs), user interfaces, source code (including developer notes, comments, and annotations), object code, procedures, subroutines, operating systems and specifications, database schemas and database management code, firmware, algorithms, utilities, software engines, platforms, data formats, Internet websites, web content and links, graphical user interfaces, menus, images, icons, forms, methods of processing, and all related manuals, documentation, specifications, and other software related materials.

“Subsidiary” means, with respect to any Person (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than fifty percent (50%) of the total voting power of shares of stock or other Equity Interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Superior Proposal” means any bona fide written Acquisition Proposal (except that the references in the definition thereof to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”), that the Seller Board determines in its good faith judgment after consultation with outside legal counsel and Seller’s financial advisor (i) would, if consummated, be reasonably likely to result in a transaction more favorable to Seller from a financial point of view than the Acquisition (after taking into account any revisions to the terms of the Acquisition proposed by Purchaser pursuant to Section 5.12(c)(ii)(C)), and (ii) would, if accepted, be reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (i) and (ii), after taking into account all such factors and matters deemed relevant in good faith by the Seller Board.

“Tail Period” means, with respect to each Claims-Made Insurance Policy (or Tail Policy obtained in lieu thereof) the period from the Closing Date through the date set forth opposite such Claims-Made Insurance Policy (or Tail Policy, as applicable) on Schedule 1.1-CMIP.

“Tail Policy” means one or more “tail” or “extended reporting period” insurance policies (or extensions of existing Claims-Made Insurance Policies) that (i) cover the Business and the Purchased Assets with respect to claims arising from acts, errors, omissions or events occurring prior to the Closing Date that are reported during the applicable Tail Period under the Claims-Made Insurance Policies, (ii) to the extent the applicable insurer permits, name Purchaser and its Affiliates as “additional insureds,” (iii) cover the entire applicable Tail Period, and (iv) provide coverage limits substantially similar to those carried immediately prior to the Closing.

“Target Net Working Capital Amount” means Thirteen Million Seven Hundred Thousand Dollars ($13,700,000).

“Tariff Refunds” means all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind (whether or not related to Excluded Assets or Excluded Liabilities), including, for the avoidance of doubt, any and all refunds, credits, rebates, drawbacks, claims for recovery or causes of action relating to any anti-dumping actions, international tariffs, sanctions, trade policies or disputes, customs duties or any “trade war” or similar actions in the United States or any other country or region in the world, in each case in connection with the Business.

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents required to be furnished to any Person or required or permitted to be filed with any Governmental Authority regarding Taxes including any supplements, schedules or attachments thereto and amendments thereof.

“Taxes” means: (i) any and all federal, state, local, foreign, or other taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, real or personal property (tangible and intangible), sales, use, capital stock, payroll, severance, employment, social security, workers’ compensation, unemployment compensation, net worth; escheat or unclaimed property; taxes or other charges in the nature of excise, withholding, estimated, ad valorem, stamp, transfer, customs, import and export, license, documentary, recording, registration, inventory, stamp, goods and services, value-added or gains taxes, levies and other charges imposed by a Governmental Authority in the nature of a tax, whether disputed or not, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person under Law, Contract or otherwise, and including any interest, penalty or addition thereto (or attributable to the nonpayment thereof).

“Termination Fee” means $1,080,000.

“Trade Secrets” means all confidential ideas, trade secrets and confidential or proprietary information, including, inventions, know-how, concepts, methods, processes, techniques, designs, formulae, algorithms, reports, data, customer, supplier and pricing information, lists, mailing lists, business plans or other proprietary information, and whether or not a trade secret under applicable Law, in each case to the extent the value thereof is derived from not being generally known and that has not been subject to reasonable measures to keep such information confidential.

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, social media handles, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Communications” means any communications, information and documentation, in written or electronic format, between Seller or its Affiliates, on the one hand, and Transaction Counsel, on the other hand, to the extent discussing the negotiation, preparation or execution of this Agreement or the Ancillary Documents (including exhibits and schedules hereto and thereto) and in furtherance of the consummation of the transactions contemplated hereby and thereby, including any such communications, information and documentation that are entitled to any attorney-client privilege or attorney-work product protection, in each case made in the course of the Transaction Representation.

“Transaction Counsel” means Paul Hastings LLP, in its capacity as legal representative of Seller.

“Transaction Representation” means Transaction Counsel’s representation of Seller in connection with the negotiation, execution and performance of Seller under this Agreement, the Ancillary Documents and the transactions contemplated hereby or thereby.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, registration, stamp, stamp duty or similar taxes and fees, and all formalities and recording costs that are imposed by any Governmental Authority, in each case, including any interest, penalties or additions to tax attributable thereto (or attributable to the nonpayment thereof).

“Upper Target” means an amount equal to one hundred five percent (105%) of the Target Net Working Capital Amount.

“Valid Pre-Closing Claims” means claims with respect to (i) events relating to the Assumed Liabilities, or (ii) losses or damages related to the Purchased Assets, each of which occurred or existed prior to the Closing and which are covered by the Occurrence-Based Insurance Policies; provided, that claims for benefits or coverage under the Seller Policies for Excluded Liabilities or to the extent relating to the Excluded Assets shall not constitute Valid Pre-Closing Claims.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and similar foreign, state and local Laws related to plant closings, relocations, mass layoffs and employment losses and the rules and regulations promulgated thereunder, in each case as such Laws have been amended from time to time.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission by the breaching party with the actual knowledge that such act or failure to take such action would reasonably be expected to be a breach of this Agreement; provided, that if there is a Debt Financing Failure, Purchaser’s failure to consummate the Closing to the extent as a result of such Debt Financing Failure shall not, in and of itself, constitute a Willful Breach by Purchaser of Section 2.7(a) or any other provision of this Agreement.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	Section 2.6(c)
Accounting Principles	Section 2.5(c)
Acquisition	Recitals

Term	Section
Allocation Schedule	Section 2.8
Alternative Acquisition Agreement	Section 5.12(c)(i)(B)
Alternative Financing	Section 5.4(a)
Assumed Liabilities	Section 2.3
Business	Recitals
Change of Recommendation	Section 5.12(c)(i)(A)
Claim	Section 8.2
Closing	Section 2.7
Closing Date	Section 2.7
Closing Payment	Section 2.5(b)
Company Software	Section 3.6(b)
Disclosure Schedules	Article III
End Date	Section 5.12(b)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Final Closing Statement	Section 2.6(a)
Final Net Working Capital	Section 2.6(d)
Final Purchase Price	Section 2.6(a)
Financial Statements	Section 3.4(a)
Indemnified Parties	Section 8.2
Initial Closing Statement	Section 2.6(a)
Insurance Policies	Section 3.25
Interim Balance Sheet	Section 3.4(a)
IP Contracts	Section 3.6(c)
Material Contract	Section 3.11
Measurement Period	Section 6.2(b)
Notice of Acceptance	Section 2.6(b)(i)
Notice of Disagreement	Section 2.6(b)(ii)
Open Source Software	Section 3.6(i)
Owned IP	Section 3.6(a)
Payoff Letters	Section 2.7(c)(v)
Post-Closing Straddle Period	Section 5.10(b)
Pre-Closing Straddle Period	Section 5.10(b)
Proposed Adjustments	Section 2.6(b)(ii)
Purchase Price	Section 2.5(a)
Purchased Assets	Section 2.1
Purchased Contracts	Section 2.1(b)
Purchaser	Preamble
Purchaser Benefit Plans	Section 5.9(c)
Purchaser Released Party	Section 8.4(b)
Qualifying Offers	Section 5.9(b)
Registered IP	Section 3.6(a)
Retirement Plan(s)	Section 3.17(a)
Seller	Preamble
Seller Board Recommendation	Section 5.11(b)
Seller Released Party	Section 8.2

Term	Section
Seller Stockholder Meeting	Section 5.11(a)
Selling Group	Section 5.9(d)
Specified Matters	Section 8.2
Straddle Period	Section 5.10(b)
Takeover Law	Section 3.21
Tangible Personal Property	Section 2.1(d)
Term Sheet	Section 4.4(a)
Termination Date	Section 7.1(d)(iii)
Transferred Employees	Section 5.9(a)
Unresolved Adjustments	Section 2.6(c)
Unresolved Balance	Section 2.6(c)
Unresolved Holdback Claim	Section 5.19

1.2      Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words used herein, regardless of gender specifically used, shall be deemed and construed to include any other gender, as the context requires. Any Laws defined or referred to herein means such Laws as from time to time amended, modified, supplemented or superseded, including by succession or comparable successor Laws, as the case may be. When used in this Agreement, words such as “herein,” “hereinafter,” “hereby,” “hereof,” “hereto,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires otherwise. References in this Agreement to “dollars” or “$” are to U.S. dollars. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day. References to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days.

ARTICLE II
PURCHASE & SALE OF PURCHASED ASSETS

2.1      Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Seller Entities, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller Entities’ right, title and interest in and to all of the properties, assets, rights and interests of any kind (whether real, personal or mixed, tangible or intangible, or fixed, contingent or otherwise) and wherever located, in each case that are owned, used, or held for use by any Seller Entity in connection with the Business, except for the Excluded Assets (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)    all Inventory;

(b)    all Contracts related to the Business to which any Seller Entity is a party and all rights of the Seller Entities thereunder, including the Amazon Business Services Agreements set forth on Schedule 1.1-AAA and all retail and wholesale Contracts, marketing Contracts, warehouse Contracts, distributor Contracts, commercial agent Contracts, and manufacturing Contracts, in each case as set forth in Schedule 2.1(b) hereto, and excluding the Excluded Contracts (the “Purchased Contracts”);

(c)    control of the Acquired Amazon Accounts;

(d)    all Intellectual Property owned or purported to be owned by the Seller Entities and used or held for use by any Seller Entity in connection with the Brands (the “Purchased IP”), together with all rights of the Seller Entities to sue for and recover damages for past, present, and future infringement, misappropriation, or other violation thereof;

(e)    all furniture, fixtures, equipment, supplies and other tangible personal property used or held for use by any Seller Entity in connection with the Brands listed in Schedule 2.1(e) hereto (the “Tangible Personal Property”);

(f)    all Permits listed in Schedule 2.1(f) hereto, but only to the extent such Permits may be transferred under applicable Law;

(g)    all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees related to the Purchased Assets, including those set forth in Schedule 2.1(g) hereto;

(h)    all lists, records and other information pertaining to accounts, personnel and referral sources, all lists, records and other information pertaining to vendors, suppliers, licensors and customers, all advertising, marketing and promotional materials, and all drawings, diagrams, reports, and studies, in each case whether evidenced in writing, electronic data, computer software or otherwise; and

(i)    all goodwill associated with the Business or any of the Purchased Assets.

The delivery of any Purchased Assets in a physical form shall be made at such place as designated in writing by Purchaser to Seller.

Any asset, property, right or interest owned, used, or held for use by any Seller Entity in connection with the Business that is not expressly included in the definition of Excluded Assets shall be deemed to be a Purchased Asset. Without limiting the immediately preceding sentence, if, following the Closing Date, a Party provides written notice to the other Party of any purported conflict or ambiguity as to whether any asset constitutes a Purchased Asset or an Excluded Asset, the Parties shall reasonably cooperate in good faith to resolve such conflict or ambiguity.

2.2      Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, the Purchased Assets shall not include, and the Seller Entities shall retain all right, title and interest in and to, and shall not sell, transfer, assign, convey or deliver to Purchaser, the following properties, assets, rights and interests (collectively, the “Excluded Assets”):

(a)    all Cash;

(b)    any Equity Interest of any Person;

(c)    all Contracts that are not Purchased Contracts (the “Excluded Contracts”), including those listed in Schedule 2.2(c) hereto;

(d)    the Excluded Amazon Accounts;

(e)    all Tax Returns and similar records of the Seller Entities, except for any such Tax Returns or similar records which relate solely to Taxes of or with respect to the Business or the Purchased Assets;

(f)    all Intellectual Property other than the Purchased IP;

(g)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller Entities, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which the Seller Entities are prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain;

(h)    subject to Section 5.17, all insurance policies of the Seller Entities and all rights to applicable claims and proceeds thereunder;

(i)    all Benefit Plans and trusts, rights, or other assets attributable thereto;

(j)    all Contracts and arrangements with any PEO and all PEO Plans, and any rights or assets attributable thereto;

(k)    all Tax assets (including duty and Tax refunds and prepayments) of the Seller Entities or any of their Affiliates, whether or not related to the Business, the Excluded Assets or Excluded Liabilities or, with respect to any Pre-Closing Straddle Period, Purchased Assets, including for the avoidance of doubt, all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind with respect to any Tariff Refunds;

(l)    all claims, causes of action, rights of recovery and rights of setoff and all rights to receive mail and communications, in each case, with respect to the Excluded Assets and the Excluded Liabilities;

(m)    any of the Seller Entities’ rights under or pursuant to this Agreement or any Ancillary Document;

(n)    all Transaction Communications;

(o)    all real property owned, leased, subleased, licensed, or otherwise occupied or used by any of the Seller Entities, including any land, buildings, improvements, fixtures, leasehold interests, sublease interests, or other real property rights, together with any related rights, options, or interests; and

(p)    all of the properties, assets, rights and interests, if any, listed in Schedule 2.2(p) hereto.

2.3     Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge when due only the following Liabilities of the Seller Entities, in each case arising out of or relating to the Business or the Purchased Assets (collectively, the “Assumed Liabilities”), and no other Liabilities of any of the Seller Entities:

(a)    all accounts payable of the Seller Entities to third parties in connection with the Business or the Inventory included in the Purchased Assets, in each case that remain unpaid as of the Closing Date and taken into account in connection with the determination of the Final Purchase Price pursuant to Section 2.6;

(b)    all Liabilities under the Purchased Contracts to the extent such Liabilities (i) were taken into account in connection with the determination of the Final Purchase Price pursuant to Section 2.6 or (ii) are required to be performed after the Closing and do not relate to any breach, default or violation by a Seller Entity on or prior to the Closing Date;

(c)    all Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities, in each case for any Post-Closing Tax Periods, and (ii) Taxes for which Purchaser is liable pursuant to Section 5.10; and

(d)    all severance or termination obligations arising as a result of Purchaser’s termination after the Closing Date of any Transferred Employee, in each case solely in accordance with and pursuant to the terms of each Transferring Employee’s Qualifying Offer and the Purchaser Benefit Plans.

Any Liability of any Seller Entity that is not expressly included in the definition of Assumed Liabilities shall be deemed to be an Excluded Liability. Without limiting the immediately preceding sentence, if, following the Closing Date, a Party provides written notice to the other Party of any purported conflict or ambiguity as to whether any asset constitutes an Assumed Liability or an Excluded Liability, the Parties shall reasonably cooperate in good faith to resolve such conflict or ambiguity.

2.4     Excluded Liabilities. Notwithstanding anything to the contrary in Section 2.3, Purchaser shall not assume, and the Seller Entities shall retain and shall be responsible to pay, perform or discharge all Liabilities (other than the Assumed Liabilities) of the Seller Entities, including, but not limited to, the following Liabilities of the Seller Entities (collectively, the “Excluded Liabilities”):

(a)    all Liabilities relating to or arising out of the Excluded Assets;

(b)    all Liabilities to current or former employees, directors, consultants, agents or other service providers (including the Transferred Employees) of the Seller Entities and their Affiliates with respect to their employment by or service for the Seller Entities or such Affiliates on or prior to the Closing Date, including any Liabilities arising from (i) the termination of any such Person by Seller or its Affiliates, (ii) any failure by Seller to comply with the WARN Act or similar Law related to events occurring on or prior to the Closing Date, (iii) any transaction, retention, stay, change in control or similar payments payable by Seller or its Affiliates, (iv) any accrued compensation or benefits for periods ending on or before the Closing Date, and (v) any claims relating to Seller’s acts or omissions on or prior to the Closing Date;

(c)    all Liabilities under and with respect to the Benefit Plans, and any other compensation or benefit plan, program or arrangement of the Seller Entities or their Affiliates;

(d)    all Liabilities of the Seller Entities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby;

(e)    all Liabilities arising under or relating to the Purchased Contracts to the extent such Liabilities (i) were required to be performed prior to or on the Closing and remain unpaid as of the Closing Date and were not taken into account in connection with the determination of the Final Purchase Price pursuant to Section 2.6 or (ii) relate to any breach, default or violation thereunder by a Seller Entity on or prior to the Closing;

(f)    all Liabilities for Seller Taxes;

(g)    all Liabilities relating to or arising out of (i) any claims, causes of action, or Proceedings, (ii) any act or omission by a Seller Entity, or (iii) any violation of, non-compliance with, or breach of any Law, in each case relating to or in connection with the operation of the Business or the ownership of the Purchased Assets prior to the Closing Date;

(h)    all Liabilities relating to any Indebtedness;

(i)    all Liabilities relating to any Debt-Like Items;

(j)    all Liabilities relating to any Seller Transaction Expenses; and

(k)    all Liabilities related to the matters set forth on Schedule 2.4(k).

2.5      Purchase Price.

(a)    The aggregate consideration payable by Purchaser to Seller for the Purchased Assets (the “Purchase Price”) shall be an amount equal to: (i) the Closing Payment, as adjusted in accordance with Section 2.6, and (ii) the assumption by Purchaser of the Assumed Liabilities.

(b)    At the Closing, Purchaser shall:

(i)    deliver to Seller, by wire transfer of immediately available funds to the accounts specified by Seller prior to the Closing, an aggregate amount equal to the sum of (the “Closing Payment”) (A) the Base Purchase Price, plus (B) the amount, if any, by which the Net Working Capital exceeds the Upper Target, minus (C) the amount, if any, by which the Net Working Capital is less than the Lower Target, minus (D) the Indemnity Holdback Amount, minus (E) the amount of Indebtedness paid off at the Closing by Purchaser on behalf of Seller.

(ii)    maintain on reserve an amount equal to the Indemnity Holdback Amount which shall serve as Purchaser’s sole recourse (absent Fraud with respect to the Specified Matters) for Seller’s indemnification obligations under Section 8.2 and be released in accordance with Section 5.19; and

(iii)    pay to each holder of Indebtedness for which a Payoff Letter is received by Purchaser in accordance with Section 2.7(c)(v), the amount set forth in such Payoff Letter in accordance with such Payoff Letter.

(c)    At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth (i) a good faith estimate of the balance sheet of the Purchased Assets and Assumed Liabilities being transferred to Purchaser pursuant to this Agreement (such estimated balance sheet to be as of 11:59 p.m., Eastern Time, on the date six (6) Business Days prior to the Closing Date) (the “Estimated Closing Balance Sheet”) and (ii) Seller’s good faith estimate of Net Working Capital (“Estimated Net Working Capital”) and, based thereon, its good faith estimate of the Closing Payment and all components thereof. Seller shall prepare the Estimated Closing Statement, including the Estimated Closing Balance Sheet and the estimated calculation of the Closing Payment (including the Estimated Net Working Capital) in accordance with GAAP, as consistently applied by Seller in the Interim Balance Sheet and subject to modification in accordance with the accounting principles, policies, and procedures set forth on Schedule 2.5(c) (collectively, the “Accounting Principles”). After receipt of the Estimated Closing Statement, Purchaser and its representatives shall have the opportunity to review the components thereof, and Seller shall consider in good faith any suggested revisions proposed by Purchaser to the Estimated Closing Statement in advance of the Closing.

2.6      Adjustment to Purchase Price.

(a)    Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Initial Closing Statement”) setting forth Purchaser’s good faith calculation of Net Working Capital and, based thereon, the Purchase Price; provided, however, that if Purchaser fails to deliver the Initial Closing Statement within such ninety (90) day period following the Closing, then the Estimated Closing Statement and the calculation of the Purchase Price as set forth in the Estimated Closing Statement shall be final and binding on the Parties as the “Final Closing Statement” and “Final Purchase Price”, respectively. The Initial Closing Statement shall be prepared in good faith and in accordance with this Agreement and the Accounting Principles.

(b)    Seller will be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date Seller receives the Initial Closing Statement. During such thirty (30) day period, Seller and Seller’s Representatives will have reasonable access to the books and records of the Business, to work papers prepared by Purchaser or Purchaser’s Representatives to the extent they relate to the Initial Closing Statement, and to such historical financial information relating to the Initial Closing Statement as Seller may reasonably request, and will be entitled to meet with Representatives of Purchaser on a mutually convenient basis in order to obtain and discuss such information; provided, that such access does not interrupt the normal course of the Business. At or prior to the end of such thirty (30) day period, Seller shall either:

(i)    deliver a notice to Purchaser confirming that no adjustments are proposed by Seller to Purchaser’s calculation of Net Working Capital and, based thereon, the Purchase Price, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii)    deliver a notice to Purchaser to the effect that Seller disagrees with Purchaser’s calculation of Net Working Capital and, based thereon, the Purchase Price, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement (which shall only include disagreements based on mathematical errors or based on Net Working Capital not being calculated in accordance with this Agreement and the Accounting Principles) and the adjustments that, in Seller’s view, should be made to the calculation of Net Working Capital and, based thereon, the Purchase Price in order to comply with this Agreement and the Accounting Principles (collectively, the “Proposed Adjustments”);

provided, however, that if Seller fails to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period, then the Initial Closing Statement and the calculation of the Purchase Price as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Closing Statement” and “Final Purchase Price,” respectively.

(c)    If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after Purchaser’s receipt of the Notice of Disagreement, notify Seller whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, Seller and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Purchase Price resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after Purchaser’s notice to Seller of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either Seller or Purchaser, the Unresolved Adjustments will be submitted to a mutually agreed nationally recognized firm with no material relationships with Seller, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of Seller. The Accounting Firm shall act as an expert and not an arbitrator and shall resolve each item of disagreement based solely on the supporting material provided by Purchaser and Seller and not pursuant to any independent review. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the Accounting Principles; (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 2.6, as applicable, a calculation of Net Working Capital and, based thereon, the Purchase Price; and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 2.6(c). In no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written consent of the other Party. The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Purchase Price by the Accounting Firm and the statement prepared by the Accounting Firm setting forth such determination will, absent manifest error, be final and binding on the Parties as the “Final Purchase Price” and the “Final Closing Statement,” respectively, and judgment may be entered upon such determination and statement in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.6(c) shall be borne by Purchaser, on the one hand, and Seller, on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100, and the written determination of the Accounting Firm states that $80 of the Unresolved Balance is resolved in Purchaser’s favor and $20 of the Unresolved Balance is resolved in Seller’s favor, Purchaser would bear 20% of the Accounting Firm’s costs and expenses, on the one hand, and Seller would bear 80% of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 2.6 shall be borne by such Party.

(d)    If the Final Purchase Price is greater than the Closing Payment, then Purchaser shall pay to Seller, by wire transfer of immediately available funds to the account Seller designates in writing to Purchaser, an amount in cash equal to such difference; provided, that no payment shall be required under this sentence unless the Net Working Capital as finally determined pursuant to this Section 2.6 (the “Final Net Working Capital”) exceeds the Upper Target. If the Final Purchase Price is less than the Closing Payment, then Seller shall pay to Purchaser, by wire transfer of immediately available funds to the account Purchaser designates in writing to Seller, an amount in cash equal to such difference; provided, that no payment shall be required under this sentence unless the Final Net Working Capital is less than the Lower Target. In either case, such payment shall be made within five (5) Business Days after the date on which the Final Purchase Price becomes final and binding pursuant to this Section 2.6.

(e)    The Parties shall treat any payments made pursuant to this Section 2.6 as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

2.7     Closing.

(a)    Closing. The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement (the “Closing”) shall take place by electronic exchange of executed documents on a date to be designated by the Parties, which shall be not more than three (3) Business Days after all of the conditions to Closing set forth in Article VI are either satisfied or, to the extent permitted by Law, waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), or at such other time and place as may be mutually agreed by the Parties. The date of the Closing shall be referred to as the “Closing Date.” The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in this Section 2.7 and as may reasonably be required to effect the transfer by each Seller Entity of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.

(b)    Purchaser Closing Deliverables. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(i)    the Closing Payment set forth in Section 2.5(b), paid to Seller in accordance with Section 2.5(b) by wire transfer(s) pursuant to the wire instructions provided by Seller on Schedule 2.7(b)(i) hereto; and

(ii)    duly executed copies of each Ancillary Document to be executed and delivered by Purchaser.

(c)    Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i)    duly executed copies of each Ancillary Document to be executed and delivered by Seller;

(ii)    an Internal Revenue Service Form W-9 duly executed by each Seller Entity (provided that if such Seller Entity is a disregarded entity for U.S. federal income tax purposes, Internal Revenue Service Form W-9 shall be executed by its regarded owner);

(iii)    a duly executed copy of the Seller Closing Certificate;

(iv)    a complete and accurate physical count of all Inventory, prepared in accordance with GAAP and conducted as of (A) the last Business Day of the calendar month immediately preceding the month in which the Closing occurs or (B) such other date as may be mutually agreed by the Parties;

(v)    payoff letters, if any, from the holders of any Indebtedness to be paid off at the Closing by Purchaser on behalf of Seller, in each case, as listed on Schedule 2.7(c)(v) (each, a “Payoff Letter”); and

(vi)    evidence of the Tail Policies, including a certificate and complete copy of each Tail Policy (or, if the Tail Policy obligation is being satisfied by an extension of existing Claims-Made Insurance Policies, evidence of such extension and, to the extent permitted by the applicable insurer, naming Purchaser and its Affiliates as additional insureds).

2.8      Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Seller shall deliver to Purchaser a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Purchaser notifies Seller in writing that Purchaser objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Purchaser. In the event of any such objection, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Purchaser, such dispute shall be resolved by the Accounting Firm. The fees and expenses of such Accounting Firm shall be borne equally by Seller and Purchaser. Seller and Purchaser agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule and not take any contrary position on any Tax Return in the absence of a “determination” (within the meaning of Section 1313 of the Code) with respect thereto.

2.9      Withholding Tax. Purchaser and its Affiliates shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any amounts payable to Seller or its Affiliates under this Agreement, any amounts that would be required to be deducted or withheld under applicable Law. Any amounts so deducted or withheld and remitted to the relevant Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Prior to withholding or deducting Taxes from any amounts payable to Seller or its Affiliates hereunder, Purchaser shall provide ten (10) days’ written notice of Purchaser’s (or any of its Affiliate’s) intention to withhold and allow Seller a reasonable opportunity to furnish forms, certificates or other items that would reduce or eliminate such withholding Taxes. The Parties agree to use commercially reasonable efforts to cooperate to apply for any exemption from, or reduction in, any withholding amounts described in this Section 2.9.

2.10    Condition to Effectiveness. Notwithstanding anything to the contrary herein, the assignment and transfer of the Purchased Assets pursuant to Section 2.1 and the Assignment and Assumption Agreement shall not be effective unless and until Seller has received the Closing Payment in full in immediately available funds on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES

Except as set forth in the (i) registration statements and reports filed by Seller with the SEC under the Securities Act and the Exchange Act since January 1, 2025 and publicly available not less than two (2) Business Days prior to the date of this Agreement (the relevance of which disclosure is reasonably apparent in such registration statements and reports and excluding any disclosures set forth in such registration statements and reports under the captions “Risk Factors” or “Forward Looking Statements” or in any other section thereof to the extent cautionary, predictive or forward-looking in nature) or (ii) corresponding sections or subsections of the disclosure schedules attached hereto (collectively, the “Disclosure Schedules”), Seller hereby represents and warrants to Purchaser that:

3.1     Organization. Each Seller Entity is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each Seller Entity is duly qualified to do business and is in good standing under the Laws of each jurisdiction in which the ownership of its assets and properties or the operation of the Business requires such qualification, except where such qualification would not have a Material Adverse Effect.

3.2     Authority. Each Seller Entity has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition. The execution, delivery and performance by each Seller Entity of this Agreement and the Ancillary Documents to which it is party and the consummation by such Seller Entity of the Acquisition have been duly and validly authorized by such Seller Entity, and no other action on the part of such Seller Entity is necessary to authorize this Agreement and the Ancillary Documents or to consummate the Acquisition, except for the authorization of this Agreement, the sale of the Purchased Assets pursuant hereto and the other transactions contemplated hereby by the holders of a majority of the outstanding shares of common stock, par value $0.001 per share, of Seller entitled to vote thereon (the “Seller Stockholder Approval”). This Agreement and the Ancillary Documents to which any Seller Entity is party have been duly executed and delivered by such Seller Entity and, assuming the due authorization, execution and delivery by the other Parties, each such agreement constitutes a valid and legally binding obligation of such Seller Entity, enforceable against such Seller Entity in accordance with its terms, except as may be limited by the Enforceability Limitations.

3.3     No Conflict; No Consents.

(a)    The execution and delivery by each Seller Entity of this Agreement and the Ancillary Documents to which such Seller Entity is party, and the performance by such Seller Entity of its obligations hereunder and thereunder and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the organizational documents of such Seller Entity; (ii) conflict with or violate any Law or Order applicable to or binding on such Seller Entity, any of the Purchased Assets, or the Business; (iii) contravene, conflict with or result in any material breach of or result in a material default under, or give to others any right of termination, amendment, acceleration, or cancellation or modification of, allow for the imposition of any fees or penalties, or result in the creation or imposition of an Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets, or result in a circumstance that, with or without notice or lapse of time or both, would constitute or reasonably be expected to constitute any of the foregoing under, any Contract to which such Seller Entity is a party or by which such Seller Entity or any of the Purchased Assets is bound; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or Order that is to be included in or relates to the Purchased Assets.

(b)    The execution and delivery by each Seller Entity of this Agreement and the Ancillary Documents to which such Seller Entity is party, and the performance by such Seller Entity of its obligations hereunder and thereunder and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not, require any consent, approval, authorization or permit of, or filing by such Seller Entity with or notification by such Seller Entity to, any Governmental Authority, except, in each case for (i) the preliminary and definitive proxy statement relating to the Seller Stockholder Meeting for the Seller Stockholder Approval and (ii) such reports under the Exchange Act as may be required to be filed by Seller in connection with this Agreement, the sale of the Purchased Assets and the other transactions contemplated hereby.

3.4      Financial Statements; No Undisclosed Liabilities.

(a)    Set forth in Schedule 3.4(a)(i) are: (i) the audited balance sheets of the Business as of December 31, 2024 and 2025; (ii) the related audited statements of operations and cash flows for the years ended December 31, 2024 and 2025; (iii) an unaudited balance sheet of the Business as of February 28, 2026 (the “Interim Balance Sheet”); and (iv) the related unaudited statement of operations and cash flows for the two months ended February 28, 2026 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (A) except as set forth on Schedule 3.4(a)(ii), have been prepared from the books and records of Seller in accordance with GAAP, consistently applied, (B) are correct in all material respects, and (C) present fairly, in all material respects, the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of each Seller Entity are correct, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described.

(b)    None of the Seller Entities, in respect of the Business, have any material Liabilities, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of Contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (iii) those incurred as contemplated by this Agreement or in connection with the transactions contemplated hereby; and (iii) Liabilities set forth on Schedule 3.4(b).

(c)    Each Seller Entity maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2021, there has not been (A) any significant deficiency or material weakness in any system of internal accounting controls used by such Seller Entity or (B) any fraud or other wrongdoing that involves any of the management or other employees of such Seller Entity who have a role in the preparation of financial statements or the internal accounting controls used by such Seller Entity.

(d)    All accounts receivable of the Business have arisen from bona fide transactions by such Seller Entity in the ordinary course of business consistent with past practice.

3.5      Tangible Personal Property; Inventory; Products; Warranties.

(a)    Tangible Personal Property. All of the Tangible Personal Property is free from material defects and in good operating condition and repair, reasonable wear and tear excepted, and is suitable for the uses for which it is presently being used.

(b)    Inventory. The Inventory of the Business (i) is merchantable, usable and is fit for the purpose for which it was procured or manufactured; (ii) is, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business consistent with past practice and is, in the case of all other Inventory, of a quality and quantity useable in the ordinary course of business consistent with past practice; (iii) is reflected in the Interim Balance Sheet and will be reflected in the calculation of Net Working Capital at the lower of cost or market in accordance with GAAP; and (iv) is not slow-moving, obsolete, damaged, defective, expired, recalled, or quarantined. All such Inventory is owned by such Seller Entity free and clear of any Encumbrances (other than Permitted Encumbrances), and no Inventory is held on an excluded basis. The inventory obsolescence policies of such Seller Entity are appropriate for the nature of the products sold and the marketing methods used by the Business, the reserve for inventory obsolescence contained in the Interim Balance Sheet fairly reflects the amount of obsolete, expired, short-dated, returned, refurbished, recalled, quarantined, or otherwise impaired Inventory as of the date of the Interim Balance Sheet, and the reserve for inventory obsolescence to be contained in the calculation of Net Working Capital will fairly reflect the amount of obsolete, expired, short-dated, returned, refurbished, recalled, quarantined, or otherwise impaired Inventory as of the Closing Date.

(c)    Products. There are no defects in the design, manufacturing, materials or workmanship in the products, manufactured, sold, or delivered by such Seller Entity with respect to the Business and each such product has been designed, manufactured, shipped, sold or distributed in accordance with the specifications under which the product is normally and has normally been designed, manufactured, shipped, sold or distributed. All products manufactured, sold, or delivered by the Seller Entities with respect to the Business have been in material conformity with all applicable contractual commitments, all express and implied warranties, consumer protection Laws, and applicable product safety requirements in respect of such products or services. None of the Seller Entities have any Liability (and, to the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to any Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No products manufactured, sold, or delivered by the Seller Entities with respect to the Business are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Purchaser. No Seller Entity has received any notice of any claims for, and there is no reasonable basis for and there are not, any product recalls, returns, warranty obligations or service calls relating to any of its products or services in connection with the Business. To the Knowledge of Seller, none of the Seller Entities have any Liability (and, to the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold, leased or delivered by the Seller Entities in connection with the Business, and all such products are reasonably suitable for their intended use and for the industries in which they are intended to be used.

(d)    Warranties. Schedule 3.5(d) sets forth a correct and complete list of all product warranties, guarantees, return policies, and similar commitments issued by or on behalf of the Business or the Purchased Assets with respect to any products or services, and correct and complete copies of the standard forms thereof have been provided to Purchaser. No product or service sold, delivered, or provided by the Business is subject to any warranty, guarantee, or similar commitment other than as set forth on Schedule 3.5(d).

3.6      Intellectual Property.

(a)    Owned IP. Schedule 3.6(a) of the Disclosure Schedules contains a true, complete, and accurate list of (i) all registered Purchased IP which is owned by any Seller Entity, (ii) all pending applications for registrations of Purchased IP which is owned by any Seller Entity, (iii) any material unregistered Trademark or Copyright included in the Purchased IP which is owned by any Seller Entity, and (iv) all Internet domain names and social media handles included in the Purchased IP that are used or registered by or on behalf of any Seller Entity (indicating for each of clauses (i) and (ii) the entity that owns or holds such Intellectual Property, applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and date filed for, and indicating for clause (iv) the applicable registrar, owner, and expiration date) (all of the foregoing, the “Owned IP”).

(b)    Software. Schedule 3.6(b)(i) of the Disclosure Schedules contains a list of all Software included in the Purchased IP which is owned by any Seller Entity (the “Company Software”). All Company Software (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by such Seller Entity or conveyed thereby to their customers or other transferees; (ii) is operative for its intended purpose, free of any material defects, and does not contain Malicious Code; and (iii) has been maintained by such Seller Entity in accordance with its contractual obligations to customers or other transferees and industry standards. No Person other than such Seller Entity possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Company Software, and all such source code has been maintained strictly confidential. Except as set forth on Schedule 3.6(b)(ii), no Seller Entity has an obligation, existing, contingent or otherwise, to afford any Person access to any such source code, and has not otherwise placed such code in escrow.

(c)    IP Contracts. Schedule 3.6(c) of the Disclosure Schedules sets forth a true, complete, and accurate list of all Purchased Contracts (i) pursuant to which any Person has been granted any license, covenant not to sue, immunity, release, or other right under or with respect to any Purchased IP, (ii) pursuant to which any Seller Entity has been granted any license, covenant not to sue, immunity, release, or other right under or with respect to any Intellectual Property of any other Person that is used in or necessary for the operation of the Business, or (iii) that otherwise relate to or restrict the use, enforcement, registration, ownership, validity, or transferability of any Purchased IP (in each case of clauses (i), (ii), and (iii), other than Excluded IP Contracts) (collectively, “IP Contracts”). All IP Contracts are in full force and effect and are valid and binding obligations of the parties thereto, enforceable in accordance with their terms. None of the Seller Entities nor, to the Knowledge of Seller, any other party thereto, is in material breach or default under any IP Contract. The consummation of the transactions contemplated by this Agreement will not result in the loss, termination, or impairment of any rights under any IP Contract or give rise to any right of termination or acceleration thereunder.

(d)    Ownership. Except as set forth in Schedule 3.6(d) of the Disclosure Schedules, the Seller Entities (i) owns the entire right, title and interest in and to the Owned IP, free and clear of all Encumbrances (except for Permitted Encumbrances), and (ii) has a valid contractual right or license to use and otherwise commercialize or exploit, all other Intellectual Property necessary for or used or otherwise commercialized or exploited in the operation of the Business as presently conducted and as presently proposed to be conducted.

(e)    Validity. Except as set forth in Schedule 3.6(e) of the Disclosure Schedules: (i) all registrations for the Owned IP are valid and in force, and all applications to register the Owned IP are pending and in good standing, all without challenge of any kind; (ii) the Owned IP (other than with respect to pending applications) is valid and in force; and (iii) all necessary assignment and other chain‑of‑title instruments have been duly executed and, where recordation is available, recorded, and all annuity, maintenance, renewal and other fees and filings required to maintain, perfect and enforce such Owned IP have been timely paid.

(f)    Challenges and Restrictions. Except as set forth in Schedule 3.6(f) of the Disclosure Schedules, (i) no infringement, misappropriation or other violation by a Seller Entity of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business during the past five (5) years; (ii) no notice of a claim of any infringement, misappropriation or other violation of any Intellectual Property of any other Person, including any software audit request or demand or offer to take a license, has been received by a Seller Entity in respect of the conduct of the Business during the past five (5) years; and (iii) no Proceedings are pending or, to the Knowledge of Seller, threatened against any Seller Entity which challenge the validity, enforceability, ownership or use of any Owned IP, and neither any Seller Entity nor any Purchased IP is subject to any outstanding Order or stipulation in which a Seller Entity is a named party restricting the use, transfer or licensing of any Purchased IP. To the Knowledge of Seller, no other Person is infringing on any of the Owned IP.

(g)    Enforcement Actions. Schedule 3.6(g) of the Disclosure Schedules sets forth a true and complete list of all actions, proceedings, claims, cease-and-desist letters, demands, oppositions, cancellation proceedings, domain name disputes, or other enforcement efforts brought or initiated by a Seller Entity or any of its Affiliates against any third party during the past five (5) years alleging infringement, misappropriation, or other violation of any Purchased IP, together with a description of any settlements, licenses, covenants not to sue, or other agreements entered into in connection therewith.

(h)    Government Authority. Except as set forth on Schedule 3.6(h) of the Disclosure Schedules, none of the Purchased IP was conceived, developed or reduced to practice using funding, facilities, personnel or other resources of any Governmental Authority, university or other public or private research institution, or under any grant, Contract or other arrangement that would result in any such Person having any claim, right or interest therein (including any “march‑in” rights). No Governmental Authority, university or standards‑setting organization has any option to obtain or rights to license any Purchased IP.

(i)    Open Source. Schedule 3.6(i) of the Disclosure Schedules lists all Open Source Software that is used by any Company Software or any products or services of the Business and/or has been incorporated into and/or distributed with any Company Software or any products or services of the Business in any way. Except as specifically described in Schedule 3.6(i) of the Disclosure Schedules, no Seller Entity has used Open Source Software in any manner that would or could: (i) impose any material limitation, restriction or condition on the right of any Seller Entity to use or distribute any of the Company Software or any of its products or services; or (ii) require the Company Software to: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributable at no or a nominal charge granting a user a right to use, copy, access or modify the source code version without limitation or restriction or granting or requiring free redistribution of copies of source code or material or modified or derived forms thereof; or (D) require the licensing of any Patents related to such Software or material. With respect to any Open Source Software that has been incorporated into and/or distributed with any Company Software or any products or services of the Business, each Seller Entity has been and is in compliance with all applicable Open Source Software licenses with respect thereto.

(j)    Trade Secrets. Each Seller Entity has taken commercially reasonable efforts to maintain and protect (i) the confidentiality of all material Trade Secrets and any other material confidential information that is Company Software or Purchased IP and (ii) any confidential information owned by any Person to whom such Seller Entity has a confidentiality obligation, including by implementing and enforcing written confidentiality, information security and invention assignment policies, and entering into written confidentiality agreements with all Persons having access thereto. To the extent any material Trade Secrets are shared with or disclosed to third parties, such disclosures have been made pursuant to written nondisclosure agreements that impose confidentiality obligations no less protective than those imposed by such Seller Entity on their own personnel.

(k)    Sufficiency. Each Seller Entity represents and warrants that the Purchased IP and Company Software used in the operation of the Business are, individually and in the aggregate, sufficient to permit the continued operation of the Business following the Closing in the same manner as conducted immediately prior to the Closing, without interruption and without the need to obtain any additional Intellectual Property, Software, or data rights from any third party.

(l)    Employee and Contractor IP Assignments. Except as set forth on Schedule 3.6(l) of the Disclosure Schedules, (i) each current and former employee, consultant, and independent contractor of any Seller Entity who has been involved in or has contributed to the conception, development, or creation of any material Purchased IP has executed and delivered to such Seller Entity a valid and enforceable written agreement that assigns to such Seller Entity all Intellectual Property conceived, developed, or created by such Person in the course of such Person’s employment or engagement and that contains confidentiality provisions protecting the Purchased IP; (ii) no current or former employee, consultant, or independent contractor of such Seller Entity has any ownership interest or claim in or to any Purchased IP or has asserted or, to the Knowledge of Seller, threatened to assert any such claim; and (iii) to the Knowledge of Seller, no current or former employee, consultant, or independent contractor of such Seller Entity is in violation of any employment agreement, non-competition agreement, or invention assignment agreement, and the employment or engagement of any current employee, consultant, or independent contractor does not conflict with any such agreement to which such Person is or was subject.

(m)    Use of Artificial Intelligence. Except as set forth on Schedule 3.6(m) of the Disclosure Schedules, (i) no Seller Entity has used any AI Technology to create or develop any Purchased IP or Company Software in a manner that would impair Seller Entities’ ownership or rights therein or require attribution to or compensation of any third party; (ii) to the extent any Purchased IP or Company Software was created or developed using AI Technology, each Seller Entity has complied with all applicable terms of service, licenses, and Laws governing such use; (iii) no third party provider of AI Technology has any ownership, reversionary, or other rights in any Purchased IP or Company Software; (iv) each Seller Entity, in connection with the Business, (A) has the right to use all data, including Personal Information, used for its development, deployment, importation, and/or distribution of AI Technology and (B) has implemented and is in compliance with reasonable measures that protect against harms and risks related to AI Technology; (v) with respect to the Business, each Seller Entity complies and has complied at all times with AI Requirements; and (vi) no Seller Entity has received any written or oral complaints, claims, demands, inquiries, or other notices, including any notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding compliance with AI Requirements.

3.7      Data Protection.

(a)    Data Privacy. With respect to the Business, each Seller Entity materially complies, and has within the last five (5) years complied with, the Privacy Policies, all applicable Data Protection Laws, all applicable Data Processing Contracts, and the binding requirements of any privacy or security-related self-regulatory organizations or certifications to which any Seller Entity or any of the Purchased Assets belongs. Without limiting the generality of the foregoing, each Seller Entity (i) has made all necessary disclosures to and obtained any necessary consents from the applicable data subjects to receive, access, use, and disclose Personal Information related to the Business; and (ii) has not received any written complaints, claims, demands, inquiries or other notices, including any notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding the Processing of Personal Information, compliance with applicable Data Protection Laws, or any actual or alleged Security Incident. The Privacy Policies permit such Seller Entity’s current uses of Personal Information related to the Business. The Privacy Policies have made all material disclosures to employees, users, customers, or other data subjects required by applicable Data Protection Laws, and none of such disclosures made or contained in the Privacy Policies has been materially inaccurate, misleading, deceptive or in violation of any applicable Data Protection Laws in any respect. The execution, delivery, and performance of this Agreement, including the transfer of Personal Information from each Seller Entity to Purchaser resulting from this transaction, will not violate applicable Privacy Policies, applicable Data Protection Laws, and Data Processing Contracts.

(b)    Data Security. Each Seller Entity has established, maintains, and is in material compliance with a written information security program covering the Business that (i) includes and incorporates commercially reasonable administrative, technical, organization, and physical security procedures and measures that are appropriate to preserve the confidentiality, integrity, and availability of Personal Information and confidential information related to the Business; and (ii) protects against material Security Incidents. In the last five (5) years, there has been no confirmed, suspected, or alleged material Security Incident.

3.8     Compliance with Laws. Each Seller Entity is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Laws and Orders in respect of the Business and the Purchased Assets. Since January 1, 2023, no Seller Entity has received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority alleging that such Seller Entity is not, in respect of the Business or the Purchased Assets, in compliance in all material respects with any applicable Law or Order.

3.9     Claims and Proceedings. Neither the Business nor the Purchased Assets is, and since January 1, 2023 has not been, subject to any Order of any Governmental Authority. There is, and since January 1, 2023 has been, no Proceeding pending or, to the Knowledge of Seller, threatened in writing against any Seller Entity or involving any of the Business, the Purchased Assets or the Assumed Liabilities or that otherwise relates to or would reasonably be expected to materially affect any of the Business, the Purchased Assets or the Assumed Liabilities (whether or not a Seller Entity is named as a party thereto), including in respect of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Documents, nor, to the Knowledge of Seller, are there any facts or circumstances which may give rise to any such Proceeding. There is, and since January 1, 2023 has been, no Proceeding by any Seller Entity pending, or which any Seller Entity is considering, against any other Person in connection with the Business, the Purchased Assets or the Assumed Liabilities.

3.10    Tax.

(a)    There are no Encumbrances for Taxes on any of the Purchased Assets (other than Permitted Encumbrances or other than for current Taxes not yet due and payable). There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any material Liability for Taxes of any Seller Entity relating to the Business or the Purchased Assets. There have been no claims made by a Governmental Authority to any Seller Entity in writing in a jurisdiction in which Tax Returns are not filed that Tax Returns are or may be required to be filed relating to the Business or the Purchased Assets. No statute of limitations in respect of material Taxes of any Seller Entity relating to the Business or the Purchased Assets has been waived by such Seller Entity. No Seller Entity has agreed to an extension of time with respect to a Tax assessment or deficiency related to the Business or the Purchased Assets and no waiver or request for any such limitation or extension is currently pending with respect to the Business or the Purchased Assets.

(b)    Seller and each other Seller Entity has timely filed all material Tax Returns that were required to be filed with respect to the Purchased Assets. All such Tax Returns are true, complete and accurate in all material respects. All material amounts of Taxes owed by any Seller Entity or any of its Affiliates (whether or not shown on any Tax Return), with respect to the Business or the Purchased Assets have been timely paid in full.

(c)    No Seller Entity is party to, bound by, or has requested any Tax rulings, requests for ruling, technical advice memorandums, closing agreements, voluntary disclosure applications or agreements or similar rulings, memorandums or agreements relating to Taxes that is in effect or is pending with respect to the Purchased Assets or the Business.

(d)    Each Seller Entity has materially complied with all Laws relating to the payment and withholding of Taxes and all material amounts of Taxes that such Seller Entity was required by law to withhold or collect with respect to or on account of the Purchased Assets or the Business, including services performed in connection with the Purchased Assets or the Business, have been duly withheld or collected and timely remitted to the proper Governmental Authority.

(e)    There is no unclaimed or abandoned property or escheat obligation with respect to any of the Purchased Assets.

(f)    Seller has not been the subject of a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b)(2).

(g)    Each Seller Entity has timely and properly collected all material amounts of sales, use, value-added, goods and services, and similar Taxes in respect of or in connection with the Purchased Assets or the Business required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. Each Seller Entity has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed material exemption or waiver of Taxes in respect of the Purchased Assets or the Business on material sales or similar transactions as to which it would otherwise have been obligated to collect or withhold such Taxes.

(h)    None of the Purchased Assets is or has been treated as an equity interest for U.S. federal (or applicable state or local) income tax purposes.

(i)    No Seller Entity is a party to, is bound by, or has any Liability under any Tax indemnity arrangements, Tax sharing arrangements or similar arrangements in respect of the Purchased Assets or the Business.

(j)    There are no material Tax credits, grants or similar amounts with respect to or on account of the Purchased Assets or the Business that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated herein or (ii) the failure by any Seller Entity or its Affiliates to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

3.11    Purchased Contracts. The Purchased Contracts constitute all of the Contracts by which any of the Purchased Assets are bound or affected or to which a Seller Entity is a party or by which it is bound in connection with and primarily related to the Business, Purchased Assets and Assumed Liabilities. Each Purchased Contract is in full force and effect and constitutes a legal, valid, and binding obligation of such Seller Entity and, to Seller’s Knowledge, the other party or parties thereto, enforceable against such Seller Entity and, to Seller’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Each Seller Entity has performed or complied in all material respects with all of its covenants and obligations required to be performed by such Seller Entity under each Purchased Contract. No Seller Entity, nor, to Seller’s Knowledge, any other party to a Purchased Contract is in, or is alleged in writing to be in material breach of or default under such Purchased Contract. No event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect on the part of such Seller Entity or, to Seller’s Knowledge, any other party under any Purchased Contract.

3.12    Material Contracts.

(a)    Schedule 3.12(a) sets forth a correct list of the following types of Purchased Contracts to which a Seller Entity, in connection with and primarily related to the Business, is a party or by which it is bound or by which any of the Purchased Assets or Assumed Liabilities is bound or affected:

(i)    any Purchased Contract (A) with any supplier of goods, components, packaging, or other materials, or (B) relating to co-manufacturing, contract manufacturing, toll manufacturing, or similar arrangements pursuant to which any third party manufactures, assembles, packages, or produces any product on behalf of the Business, in each case that (1) has resulted in or is reasonably expected to result in expenditures by the Business of more than Fifty Thousand Dollars ($50,000) in any of 2025 or 2026, (2) requires the Business to purchase all or any portion of its requirements from such supplier or manufacturer, (3) contains any minimum purchase, volume commitment, or “take or pay” requirements, (4) grants such party any right to increase prices without the consent of the Business, or (5) contains any penalty or adverse consequence for failure to meet forecasted volumes;

(ii)    any Purchased Contract with any e-commerce platform, online marketplace, retailer, wholesaler, distributor, fulfillment provider, third-party logistics provider, or other sales channel partner that (A) has resulted in or is reasonably expected to result in sales or expenditures by the Business of more than Fifty Thousand Dollars ($50,000) in any of 2025 or 2026, (B) grants such party exclusive or preferred rights with respect to any product, geographical area, or sales channel, (C) obligates the Business to provide equal or preferred pricing terms (including any “most favored nation” or “most favored customer” provision), (D) provides for any rebates, chargebacks, returns allowances, promotional allowances, or similar payments, (E) restricts the ability of the Business to sell products directly to consumers or through other channels, or (F) is with any of the ten (10) largest customers of the Business by revenue in any of 2025 or 2026;

(iii)    any Purchased Contract with any advertising agency, marketing agency, digital marketing provider, influencer, affiliate marketer, or other Person engaged in marketing or promotional activities for the Business that (A) has resulted in or is reasonably expected to result in expenditures by the Business of more than Fifty Thousand Dollars ($50,000) in any of 2025 or 2026, or (B) grants such Person any exclusive rights;

(iv)    any IP Contract;

(v)    any material Purchased Contract relating to (A) quality assurance, product testing, product certification, product safety compliance, or product recalls, or (B) product warranty or recall obligations materially more extensive than the Business’s standard terms;

(vi)    any Purchased Contract under which any Seller Entity is a lessee of or holds any equipment, warehouse, distribution center, or other property that has resulted in or is reasonably expected to result in expenditures by the Business of more than Fifty Thousand Dollars ($50,000) in any of 2025 or 2026;

(vii)    any Purchased Contract relating to (A) the acquisition of any business, Equity Interests, or material assets of any other Person, or (B) the sale or disposition of any business, Equity Interests, or material assets (other than finished goods Inventory in the ordinary course consistent with past practice), in each case including any continuing indemnification, earnout, or non-compete obligations;

(viii)    any Purchased Contract relating to the incurrence of Indebtedness by any Seller Entity with respect to the Business or the placing of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets unless (A) any such Indebtedness will by its terms be satisfied in full as of the Closing and (B) any such Encumbrance will by its terms be released as of the Closing;

(ix)    any Purchased Contract relating to any joint venture, partnership, strategic alliance, co-branding arrangement, or similar relationship;

(x)    any Purchased Contract that (A) limits the freedom of the Business to compete with any Person or in any geographical area, product category, or sales channel, (B) restricts the development, manufacture, marketing, distribution, or sale of products, or (C) includes any right of first offer or right of first refusal favoring any other Person;

(xi)    any Purchased Contract with any Governmental Authority; and

(xii)    any Purchased Contract not otherwise set forth or required to be set forth on Schedule 3.12(a) pursuant to the foregoing clauses (i) through (xi) that is (A) not made in the ordinary course of business consistent with past practice, or (B) otherwise material to the Business or the Purchased Assets.

(b)    Each Purchased Contract (i) set forth or required to be set forth on Schedule 3.12(a), and (ii) by which any of the Purchased Assets are bound or affected or to which a Seller Entity is a party or by which it is bound in connection with the Business or the Purchased Assets, that is (A) related to material revenue generated by the Business, or (B) with a supplier of goods or services that has resulted in, or that is reasonably expected to result in, expenditures by the Business of more than Twenty-Five Thousand Dollars ($25,000) in 2025 or 2026 (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid obligation of such Seller Entity and, to Seller’s Knowledge, the other party or parties thereto, enforceable against such Seller Entity and, to Seller’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Each Seller Entity has performed or complied in all material respects with all of its covenants and obligations required to be performed by such Seller Entity under each Material Contract. No Seller Entity has provided written notice to, or received written notice from, any counterparty to a Material Contract that such Seller Entity or such counterparty is unable to perform, will not perform or is excused from performing, under any Material Contract. Neither a Seller Entity, nor, to Seller’s Knowledge, any other party to a Material Contract is in, or is alleged in writing to be in, material breach of or default under such Material Contract. No event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect on the part of any Seller Entity or, to Seller’s Knowledge, any other party under any such Material Contract. No Seller Entity has received any written or, to Seller’s Knowledge, oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and no Seller Entity has given any such written or oral notice to any counterparty to a Material Contract. Seller has provided to Purchaser a correct copy (including all amendments, exhibits, and schedules thereto) of each Material Contract (or, with respect to any oral Material Contract, a written summary of the terms and conditions of such oral Material Contract).

3.13    Permits. Each Seller Entity possesses or has applied for all material Permits required by applicable Law to own, lease, and operate the Purchased Assets and to conduct the Business as currently conducted and proposed to be conducted. Schedule 3.13 sets forth a correct list of all such Permits. All such Permits are in full force and effect, and such Seller Entity has performed all of its obligations under and is, and since January 1, 2023 has been, in compliance in all material respects with all such Permits, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. No Seller Entity has received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority (a) indicating or alleging that such Seller Entity does not possess any Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, or suspend any of such Permits. None of such Permits will be subject to withdrawal, revocation, termination, or suspension in any material respect as a result of the execution and delivery of this Agreement or the consummation of the Acquisition or other transactions contemplated by this Agreement.

3.14    Title; Sufficiency of Purchased Assets.

(a)    The Seller Entities have good and valid title to, a valid leasehold interest in, or a valid license to use all of the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances. At the Closing, each applicable Seller Entity will transfer (or cause to be transferred) to Purchaser, valid and subsisting ownership interests in and good title to, or in the case of leased property and assets, valid and binding leasehold interests in, all personal property included in the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)    Except as set forth in Schedule 3.14(b) of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. Except for the assets, rights and interests included in Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.2(h), Section 2.2(i), Section 2.2(j) and Section 2.2(o), none of the Excluded Assets are material to the Business as currently conducted.

3.15    No Finder; Fairness Opinion.

(a)    Neither Seller nor any other Seller Entity or any Person acting on behalf of a Seller Entity has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Documents or any matter related hereto or thereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Proceeding for any such payment could be based.

(b)    Prior to the execution and delivery of this Agreement, the Seller Board has received the opinion of A.G.P./Alliance Global Partners LLC, to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Base Purchase Price to be received by Seller in the Acquisition is fair, from a financial point of view, to Seller. As of the date hereof, Seller has delivered to Purchaser a true and complete written copy of such opinion (it being understood that such opinion was provided to Purchaser for information purposes only to confirm receipt thereof by the Seller Board, and Purchaser shall not be entitled to rely on such opinion in any respect).

3.16    Absence of Certain Changes. Since January 1, 2026, (a) the Seller Entities have conducted the Business and maintained the Purchased Assets in the ordinary course of business consistent with past practice and (b) there has been no Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2026, except as set forth on Schedule 3.16, neither Seller nor any other Seller Entity has, in respect of the Business, taken any action which, if taken after the date hereof and prior to Closing, would require consent of Purchaser pursuant to Section 5.1.

3.17    Employee Benefit Matters.

(a)     Schedule 3.17(a) of the Disclosure Schedules sets forth a true, complete and accurate list of all material Benefit Plans as of the date of this Agreement. To the extent applicable, Seller has provided to Purchaser correct and complete copies of the following documents with respect to each such material Benefit Plan: (i) a copy of the current plan document and any amendments thereto and (ii) in the case of any Benefit Plan that is not in written form, a written description of the material terms of such Benefit Plan as in effect on the date hereof.

(b)    All Seller Benefit Plans, and to the Knowledge of Seller all PEO Plans, have, since January 1, 2023, been established, maintained, and administered in all material respects in accordance with their terms and with all applicable requirements of Law, and no notice has been issued by any Governmental Authorities questioning or challenging such compliance. All Seller Benefit Plans, and to the Knowledge of Seller all PEO Plans, that are subject to Section 409A of the Code comply with Section 409A in form and have been administered in accordance with their terms and Section 409A of the Code.

(c)    Each Seller Benefit Plan, and to the Knowledge of Seller each PEO Plan, that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service or may rely upon an opinion or advisory letter issued to a third party sponsor of such qualified plan, and no event has occurred which would reasonably be expected to give rise to disqualification of any such plan.

(d)    Neither Seller nor any of its ERISA Affiliates has now or at any time within the preceding six (6) years had an obligation to contribute to, or any Liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state Law at the sole cost of the individual.

(e)    No event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject Purchaser or its Affiliates to material penalties or excise taxes under Sections 4980B, 4980D, 4980H, 6721, or 6722 of the Code or any other provision of the Healthcare Reform Laws.

(f)    Neither consummation of the transactions contemplated by this Agreement nor the execution and delivery of this Agreement (whether separately or together with any other action or event) will (i) entitle any current or former employee, director, consultant, agent or other service provider of a Seller Entity to any compensation or benefit under any Benefit Plan or otherwise, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Benefit Plan or otherwise, or (iii) increase the amount of compensation or benefits due to any current or former employee, director, consultant, agent or other service provider of a Seller Entity or its beneficiaries.

(g)    No payments or benefits contemplated by the Benefit Plans or otherwise would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)). No Benefit Plan or any Contract, plan, policy, or arrangement with any current or former employee, director, consultant, agent or other service provider of Seller or any of its ERISA Affiliates provides for a “gross-up” or similar payment in respect of any taxes that may become payable under sections 409A or 4999 of the Code.

(h)    (i) Each Non-U.S. Plan (A) that is required to be registered with a Governmental Authority has been registered and has been maintained in good standing with the appropriate Governmental Authority, and (B) since January 1, 2023, has been maintained and operated in all material respects in accordance with its terms and in compliance with all applicable Law; (ii) no Non-U.S. Plan is or ever has been a defined benefit plan (as defined in Section 3(35) of ERISA, whether or not subject to ERISA); (iii) all amounts required to be reserved under each book reserved Non-U.S. Plan have been so reserved in accordance with International Financial Reporting Standards; and (iv) there are no material unfunded or underfunded liabilities with respect to any Non-U.S. Plan.

(i)    There are no material Proceedings (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened by any Employees involving any Benefit Plan or the assets thereof.

3.18    Employment Matters.

(a)     Schedule 3.18(a) of the Disclosure Schedules sets forth a true, complete and accurate list of all individuals who are employees of a Seller Entity that provide services in respect of the Business as of the date of this Agreement and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt; (v) hire or retention date; (vi) current base compensation rate or annual salary; (vii) whether such individual is on an approved leave of absence, including short- or long-term disability, and if so, the date such absence commenced, the reason for such absence, and the anticipated date of return to active employment or active service; (viii) commission, bonus or other incentive-based compensation paid in 2025 and targets for 2026 and (ix) accrued unused vacation, sick days and other paid days off. As of the date of this Agreement, except as would not reasonably be expected to result in material liability for a Seller Entity, all compensation, including wages, commissions, bonuses, accrued but unused vacation, fees and other compensation, payable to all employees, independent contractors or consultants of Seller or its Affiliates for services performed on or prior to the date of this Agreement have been paid in full or appropriately accrued in Financial Statements or books and records of Seller or such other Seller Entity in the ordinary course of business consistent with past practice.

(b)     Schedule 3.18(b) of the Disclosure Schedules sets forth a true, complete and accurate list of each individual independent contractor engaged by a Seller Entity providing services related to the Business as of the date of this Agreement, and for each such individual independent contractor, such individual’s: (i) employing entity; (ii) nature of services provided; (iii) date of commencement of service; (iv) expected date of conclusion of service; (v) fee arrangement; and (vi) whether party to a written Contract.

(c)    Each Seller Entity is, and since January 1, 2023 has been, in material compliance with (i) all Laws relating to the employment of labor, including but not limited to all such Laws relating to wages, hours, overtime, meal and break periods, discrimination, retaliation, leaves of absence, immigration, child labor, safety and health, collective bargaining, workers’ compensation, unemployment compensation, and the WARN Act and (ii) all obligations of such Seller Entity under any employment agreement, severance agreement, or any similar employment agreement or labor-related agreement or understanding.

(d)    There have not been any material controversies, grievances, claims or Proceedings initiated, negotiated or litigated with any Seller Entity by any of the Employees with respect to their employment or benefits incident thereto, or by any Governmental Authority, including harassment and discrimination claims, wage and hour claims, and claims arising under workers’ compensation Laws, which are currently pending or have been resolved within the three (3) years prior to the date of this Agreement and, to the Knowledge of Seller, there is no state of facts or event which would reasonably be expected to form the basis of any such controversy, grievance, claim or proceeding.

(e)    No Seller Entity is and has not at any time been a party to or in the process of negotiating any labor-related or collective bargaining agreement with respect to the Employees. None of the Employees are represented by a labor union or other labor organization, and there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any other Employees. There is no pending or threatened strike, work stoppage, slow-down, picketing, lockout, walkout or other organized work interruption during the past three (3) years.

(f)    Since January 1, 2023, (i) no Seller Entity has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one ore more facilities or operating units within any site of employment or facility of the Business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with a Seller Entity affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; and (iii) no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act. No employee of a Seller Entity has experienced an “employment loss” as defined by the WARN Act or any similar applicable Law, requiring notice to employees in the event of a closing or layoff, within the past ninety (90) days.

(g)    Since January 1, 2023, there have been no U.S. Department of Homeland Security or U.S. Department of Labor violations, investigations or adverse findings or penalties imposed against any Seller Entity with respect to its employment of any Employees. Each Seller Entity has complied, and is in compliance, with the Immigration Reform and Control Act of 1986 and has maintained I-9 employment authorization files on all of its respective Employees as required by Law.

(h)    Each Seller Entity has investigated or reviewed all sexual harassment or other harassment, discrimination, retaliation, or material policy violation allegations involving any Employees listed on Schedule 3.18(a) of the Disclosure Schedules or independent contractors listed on Schedule 3.18(b) of the Disclosure Schedules of which they had knowledge since January 1, 2023. With respect to each such allegation, where appropriate, such Seller Entity has taken corrective action that is reasonably calculated to prevent further improper action.

3.19    Related Party Transactions. Except as set forth on Schedule 3.19, no current or former officer, director or employee, or any individual in any such officer’s, director’s or employee’s immediate family, (a) is a party to any Contract with any Seller Entity in respect of the Business, (b) has an interest in any Purchased Assets (other than in such Person’s capacity as a direct or indirect equityholder of a Seller Entity), (c) provides any goods or services to the Business (other than in such Person’s capacity as an officer, director or employee of a Seller Entity), or (d) to the Knowledge of Seller, owns or controls more than ten percent of any class of capital stock or other equity interest in any Person that is a customer of, or supplier or vendor to, the Business.

3.20    Proxy Statement. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of Seller or at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Seller Stockholder Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Purchaser or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

3.21    Takeover Statutes. To Seller’s Knowledge, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to Seller (each, a “Takeover Law”) or similar provisions under the organizational documents of Seller, is applicable to this Agreement or the transactions contemplated hereby, including the Acquisition. Prior to the execution of this Agreement, Seller and the Seller Board have taken all actions necessary to exempt the Acquisition under, or make the Acquisition not subject to, any applicable Takeover Law.

3.22    Real Property. Except as set forth on Schedule 3.22(a), no Seller Entity owns, has owned since January 1, 2023, or has any right to acquire any real property that is used, has been used, in the Business.

3.23    Environmental Matters. The operations of each Seller Entity with respect to the Business and the Purchased Assets are currently and since January 1, 2023 have been in compliance in all material respects with all Environmental Laws. No Seller Entity has received (i) any written notice from any Governmental Authority claiming that the operation of the Business or Purchased Assets is in material violation of any Environmental Law, or (ii) any written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of material ongoing obligations or requirements as of the Closing Date.

3.24    Certain Regulatory Matters.

(a)    Since January 1, 2023, each Seller Entity has complied in all material respects with all International Trade Laws, in each case with respect to the Purchased Assets and the Business.

(b)    No Seller Entity, nor any of its directors, officers, employees, or, to the Knowledge of Seller, Seller’s agents authorized to act and acting on behalf of such Seller Entity is a Designated Party.

(c)    Since January 1, 2023, no Seller Entity has: (i) received any written notice of any investigation, prosecution, other enforcement action, or government inquiry related to violations of International Trade Laws; or (ii) submitted a voluntary self-disclosure to any Governmental Authority regarding actual or potential violations of International Trade Laws, in each case with respect to the Purchased Assets and the Business.

(d)    No Seller Entity is engaged in any dealings or transactions with Designated Parties or Restricted Countries, in each case, in material violation of International Trade Laws.

(e)    Since January 1, 2023, no Seller Entity nor any of its directors, officers or employees, nor, to the Knowledge of Seller, any agent, distributor, reseller or other Person acting on behalf of Seller in connection with the Business, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, promised or authorized any unlawful payment or transfer of anything of value, directly or, knowingly, indirectly, to any Government Official or to any other Person, for the purpose of (A) influencing any act or decision of such Government Official or other Person, (B) securing any improper advantage or (C) obtaining or retaining business; or (iii) otherwise violated any Anti-Corruption Laws in any material respect. Each applicable Seller Entity has implemented and maintain policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws in connection with the Business.

(f)    Since January 1, 2023, each Seller Entity has complied in all material respects with all Anti-Money Laundering Laws applicable to the Business. There are no pending or, to the Knowledge of Seller, threatened actions, suits, inquiries or investigations by any Governmental Authority against any Seller Entity alleging any material violation of any Anti-Money Laundering Laws with respect to the Business.

3.25    Insurance. Schedule 3.25(a) sets forth a correct list of all policies of fire, liability, medical, workers’ compensation, title, and other forms of insurance owned or held by any Seller Entity and applicable to the Business or the Purchased Assets that are currently in effect (each, an “Insurance Policy”) and identifies each Insurance Policy as “occurrence based” or “claims made”. Seller has provided to Purchaser correct copies of all of the Insurance Policies. Schedule 3.25(b) sets forth a summary of the historical product liability and general liability insurance policies maintained by or on behalf of any Seller Entity with respect to the Business or the Purchased Assets for the period from July 12, 2021 to the date hereof, including, to the extent reasonably available, the insurer, policy number, policy period, type of coverage (including whether such policy was written on an “occurrence” or “claims made” basis), coverage limits and deductibles. All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums due thereunder have been paid when due, and no written notice of cancellation or termination has been received by any Seller Entity with respect to any of the Insurance Policies. Each Seller Entity is and has been in material compliance with all such Insurance Policies. Taken together, the Insurance Policies insure against such risks and in such amounts as are customary for companies of similar size in the same or similar lines of business as the Seller and are sufficient for compliance in all material respects with all applicable Laws and all material Contracts to which any Seller Entity is a party in respect of the Business or by which any Seller Entity or any of the Purchased Assets is bound. Schedule 3.25 also sets forth a correct list of all claims that have been made by or on behalf of any Seller Entity with respect to the Business under any of the Insurance Policies, including any claims that are currently pending.

3.26    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither Seller nor any other Seller Entities or any other Person has made or makes (or shall be deemed to have made) any other express or implied representation or warranty, either written or oral, on behalf of Seller or any other Seller Entity, including any representation or warranty, express or implied, at law or in equity, as to the Business, the Purchased Assets, the Assumed Liabilities, or any information related thereto furnished or made available to Purchaser and its Representatives (including any materials or presentations provided by Alliance Global Partners and any information, documents or material delivered or made available to Purchaser in any “data room,” management presentations or in any other form) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law, and Seller, on behalf of itself and the other Seller Entities, hereby disclaims any such representations or warranties. Notwithstanding the foregoing, nothing in this Section 3.26 shall in any manner limit, prevent or restrict any claim for Fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

4.1     Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority to carry on its business as now being conducted.

4.2     Authority. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is party and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action of Purchaser, and no other action on the part of Purchaser is necessary to authorize this Agreement and the Ancillary Documents or to consummate the Acquisition. This Agreement and the Ancillary Documents to which it is party have been or when executed and delivered will be duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties, each such agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by the Enforceability Limitations.

4.3      No Conflict; No Consent.

(a)    The execution and delivery of this Agreement and the Ancillary Documents to which Purchaser is party, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not (i) result in a violation or breach of any provision of the organizational documents of Purchaser; (ii) conflict with or violate any Law or Order applicable to Purchaser; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Purchaser is a party, except in the cases of clauses (ii) and (iii) where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

(b)    The execution and delivery by Purchaser of this Agreement and the Ancillary Documents to which Purchaser is party, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority.

4.4      Debt Financing.

(a)    On or prior to the date of this Agreement, Purchaser has delivered to Seller a true, complete and correct copy of the fully executed Debt Commitment Letter. Pursuant to, and subject to the terms and conditions of, the Debt Commitment Letter, the Financing Sources have committed to lend the amounts set forth therein for the purpose of funding the transactions contemplated hereby. Each commitment contained in the Debt Commitment Letter has not been withdrawn, terminated, rescinded or otherwise amended or modified prior to the execution and delivery of this Agreement and no amendment or modification thereof is contemplated.

(b)    As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of Purchaser, and, to the knowledge of Purchaser, the other parties thereto, enforceable in accordance with its terms against Purchaser and, to the knowledge of Purchaser, each of the other parties thereto, subject to the Enforceability Limitations.

(c)    The only conditions precedent related to the funding of the Debt Financing are those set forth in the “Conditions to Closing” section of the term sheet attached as Exhibit A to the Debt Commitment Letter (the “Term Sheet”). There are no contingencies that would permit the parties thereto to modify the terms and conditions of the Debt Financing, in each case other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no other Contracts or other undertakings between any of the Financing Sources and/or their respective Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, with respect to the Debt Financing (other than a fee letter with the Financing Sources, a redacted copy of which has been provided to Seller). Purchaser has fully paid any and all commitment fees and other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. None of Purchaser or, to the knowledge of Purchaser, any Financing Source is in default or breach of the Debt Commitment Letter. Assuming the conditions set forth in Section 6.1, Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, Purchaser has no reason to believe that the Debt Financing will not be available to fund the aggregate consideration payable by Purchaser on the Closing Date pursuant to Article II and all other fees, costs and expenses required to be paid by or on behalf of Purchaser at the Closing.

(d)    Assuming satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Section 6.1, Section 6.2(a), Section 6.2(b) and Section 6.2(c), and that the Debt Financing is funded in accordance with the terms of the Debt Commitment Letter, the proceeds of the Debt Financing, together with any cash on hand and cash equivalents available to Purchaser at the Closing, will, in the aggregate, be sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date (including the payment of the Closing Payment on the Closing Date, and all fees, costs and expenses required to be paid by or on behalf of the Purchaser at Closing).

4.5    Claims and Proceedings. There are no Proceedings pending or, to Purchaser’s knowledge, threatened, against or involving Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6     No Finder. Neither Purchaser nor any Person acting on behalf of Purchaser has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Documents or any matter related hereto or thereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Proceeding for any such payment could be based.

4.7    Independent Investigation. Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the Acquisition and has conducted an independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities. Purchaser acknowledges that it has been furnished with such documents, materials and information as Purchaser deems necessary or appropriate for evaluating the purchase of the Business, the Purchased Assets and the Assumed Liabilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Purchaser has relied solely upon (i) its own investigation, and (ii) the express representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules) and in any Ancillary Document, and (b) Purchaser acknowledges that neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets, the Assumed Liabilities or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) or in the Ancillary Documents.

4.8     No Other Representations. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Purchaser nor any other Person has made or makes (or shall be deemed to have made) any other express or implied representation or warranty, either written or oral, on behalf of Purchaser, including any representation or warranty, express or implied, at law or in equity, as to its business or any information related thereto furnished or made available to Seller and its Representatives in connection with the Acquisition and the other transactions contemplated hereby, or any representation or warranty arising from statute or otherwise in law, and Purchaser hereby disclaims any such representations or warranties. Notwithstanding the foregoing, nothing in this Section 4.8 shall in any manner limit, prevent or restrict any claim for Fraud.

ARTICLE V

COVENANTS

5.1     Conduct of Business. From the date hereof until the Closing, except as otherwise provided in this Agreement, set forth on Schedule 5.1 of the Disclosure Schedules, or consented to in writing by Purchaser, Seller shall, and shall cause the other Seller Entities to, (i) conduct the Business only in the ordinary course of business consistent with past practice in all material respects; (ii) comply in all material respects with Laws applicable to the Business; and (iii) use commercially reasonable efforts to (A) maintain insurance upon the properties, assets and operations of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, and (B) maintain and preserve intact its current Business operations and preserve the rights, goodwill and relationships with its Employees, customers, and suppliers. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise provided in this Agreement, set forth in Schedule 5.1 of the Disclosure Schedules, required by applicable Law, or consented to in writing by Purchaser, Seller shall not, and shall cause the other Seller Entities not to:

(a)    incur any Indebtedness for borrowed money, if such Indebtedness would create, grant, assume or suffer to be incurred any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets;

(b)    make any acquisition or disposition of any Purchased Assets, except for the sale, transfer or disposition of finished goods Inventory in the ordinary course of business consistent with past practice;

(c)    cancel any debts or claims or amend, terminate or waive any rights constituting Purchased Assets, except in the ordinary course of business consistent with past practice;

(d)    make capital expenditures in an aggregate amount exceeding Fifty Thousand Dollars ($50,000);

(e)    acquire any business, Equity Interests, or material assets of any other Person (whether by merger, sale of Equity Interests, sale of assets or otherwise);

(f)    hire any employee or other service provider with respect to the Business, or terminate any employee or other service provider of any Seller Entity other than for cause or due to death or disability;

(g)    grant any material increase in the base salary or wages, bonus opportunity, commission rates, severance benefits or in any other benefits payable to any employee or other service provider of any Seller Entity, or establish, adopt, enter into or amend in any material respect any Benefit Plan or take any action to accelerate any rights or benefits under any Benefit Plan or otherwise, in each case, except as required by applicable Law, the terms of any Benefit Plan in effect as of the date hereof, or in the ordinary course of business consistent with past practice;

(h)    (i) sell, assign, transfer, exclusively license, abandon, dedicate to the public, or permit to lapse or expire any Purchased IP or Company Software, or (ii) fail to diligently prosecute or maintain any pending application for registration of any Purchased IP or fail to pay any maintenance, renewal or similar fees with respect thereto, in each case of clauses (i) and (ii), other than with respect to Intellectual Property that has reached the end of its term or otherwise expires by operation of Law;

(i)    amend, modify, or terminate, or waive any material rights under, any IP Contract, or enter into any new Contract that would be an IP Contract, in each case other than non-exclusive licenses of Purchased IP or Company Software entered into in the ordinary course of business;

(j)    incorporate any Open Source Software into any Company Software in a manner that would require disclosure or licensing of source code, or fail to take commercially reasonable measures to maintain the confidentiality of material Trade Secrets included in the Purchased IP;

(k)    amend, modify in any material respect, or terminate any Purchased Contract, or waive or release any material rights, claims, or benefits thereunder, except (i) as required by applicable Law or the terms of such Purchased Contract, or (ii) in the ordinary course of business consistent with past practice;

(l)    enter into any agreement or arrangement that expressly limits or otherwise restricts the Business from (i) engaging or competing in any line of business, in any location, or with any Person, or (ii) charging certain prices pursuant to a most-favored-nation or similar clause;

(m)    enter into any transaction with any Affiliate of a Seller Entity that (i) is not on an arm’s-length basis or (ii) would be binding on the Business after the Closing;

(n)    make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(o)    conduct its cash management practices in relation to the Business other than in the ordinary course of business consistent with past practice;

(p)    accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(q)    delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;

(r)    allow the levels of materials included in Inventory to vary in any material respect from the levels customarily maintained in the Business;

(s)    offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives, or inducements offered by the Business in the ordinary course of business consistent with past practice, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for the products and services of the Business following the Closing;

(t)    make any material change in the general pricing practices or policies of the Business or any change in the credit or allowance practices or policies of the Business;

(u)    make or change any material Tax election with respect to the Purchased Assets, change any annual Tax accounting period, file any material amended Tax Return with respect to the Purchased Assets, enter into any closing agreement relating to the Purchased Assets, settle any material Tax claim or assessment relating to the Purchased Assets or the Business, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating primarily to the Purchased Assets;

(v)    make any change in any accounting principle, policy, or procedure used by any Seller Entity, other than changes required by GAAP or applicable Law;

(w)    settle, or offer or propose to settle, any Proceeding or other claim involving or against any Seller Entity as it relates to the Purchased Assets or the Business, or commence any material Proceeding, in each case other than (i) ordinary course collection matters or (ii) matters involving the payment with respect to such matter of Fifty Thousand Dollars ($50,000) or less by or to a Seller Entity;

(x)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, disposition (of assets or equity), or other reorganization of Seller, in each case other than in connection with an Equity Transaction; and

(y)    enter into any written agreement to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

5.2      Access to Information.

(a)    From the date hereof until the Closing, Seller shall, and shall cause the other Seller Entities and their respective Affiliates to, (i) afford Purchaser and its Representatives reasonable access to those portions of the Seller Entities’ facilities containing the Purchased Assets and to properties, assets, books and records, business and financial records (including computer files, retrieval programs and similar documentation), Purchased Contracts and other documents and data related to the Business and the Purchased Assets; (ii) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Business and Purchased Assets as Purchaser or any of its Representatives may reasonably request, including information regarding Inventory levels and day-to-day operations; and (iii) instruct the Representatives of Seller to reasonably cooperate with Purchaser and its Representatives in its investigation of the Business and Purchased Assets; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, and in such a manner as not to unreasonably interfere with the conduct of the Business or any other businesses of Seller. All requests by Purchaser for access pursuant to this Section 5.2 shall be submitted or directed exclusively to Arturo Rodriguez and Josh Feldman or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable judgment: (A) cause competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (B) jeopardize any attorney-client or other legal privilege; (C) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (D) reveal bids received from third parties in connection with the potential acquisition of the Business and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of Seller, Purchaser shall not contact any suppliers to, or customers of, the Business. Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2.

(b)    From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, Seller shall deliver to Purchaser by no later than the twentieth (20th) day following the end of each month during such period unaudited monthly financial statements of the Business, prepared in a manner consistent with the preparation of the Interim Balance Sheet and the 2026 Forecast, and such other financial data, supporting schedules and other information as Purchaser may reasonably request in order to evaluate whether the condition set forth in Section 6.2(b) has been or is reasonably likely to be triggered.

5.3      Financing Cooperation.

(a)    Prior to the Closing Date (or until the earlier termination of this Agreement in accordance with the provisions in Article VII), Seller shall provide, and shall use commercially reasonable efforts to cause the other Seller Entities and its and their respective Affiliates and Representatives, to provide, at Purchaser’s sole cost and expense, such cooperation as is customary and as may be reasonably requested by Purchaser with respect to the Debt Financing. Such cooperation shall include:

(i)    participating in a reasonable number of due diligence sessions and drafting sessions including facilitating direct contact between senior management and representatives of Seller, on the one hand, and the Financing Sources, on the other hand, and permitting the Financing Sources involved in the Debt Financing to conduct customary due diligence with respect to the Business and Purchased Assets, all during normal business hours and with reasonable prior notice at reasonable locations and subject to customary confidentiality arrangements for syndicated bank loans;

(ii)    providing (A) the Financial Statements and (B) such other pertinent and customary information regarding the Purchased Assets as may be reasonably requested by Purchaser (or the Financing Sources) in order to satisfy the conditions set forth in the Term Sheet, to the extent that such information is readily available or within Seller’s possession and reasonably necessary for Purchaser’s preparation of any pro forma financial statements referred to in item 11 of Conditions to Closing section in the Term Sheet or as otherwise necessary to permit Seller’s independent accountants to issue customary “comfort letters” including as to customary negative assurance and change period in connection therewith to the applicable underwriters, initial purchasers or placement agents in connection with any issuance of debt securities in a capital markets transaction comprising part of the Debt Financing; provided that Seller shall not be required to provide to or advise Purchaser regarding (1) the proposed aggregate amount of the Debt Financing, together with assumed interest rates and fees and expenses relating to the incurrence of the Debt Financing or (2) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments in each case arising from the transactions contemplated by this Agreement;

(iii)    causing Seller to execute and deliver as of (but not to be effective until) the consummation of the Closing, any pledge and security documents, other definitive financing documents, or other related certificates or documents as may be requested by Purchaser or any Financing Source to satisfy the conditions in the definitive financing documents in obtaining and, in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to provide, consistent with customary practice, customary accountants’ comfort letters and consents from Seller’s independent auditors with respect to financial information regarding the Purchased Assets; and

(iv)    furnishing, at least three (3) Business Days prior to the Closing Date, upon Purchaser’s prior written request, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and the Bank Secrecy Act (P.L. 91-508, 84 Stat. 1118 (1970)), each as they may be amended.

Notwithstanding the foregoing or anything else to the contrary in this Agreement, Seller shall not be required to (A) provide or prepare, and Purchaser shall be solely responsible for the preparation of, pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (B) pay any commitment or other fee, (C) provide Regulation S-X compliant financial statements to the extent Regulation S-X compliant financials are not otherwise prepared in the ordinary course, (D) approve any document or other matter related to the Debt Financing or incur any Liability of any kind (or cause their Representatives to incur any Liability of any kind) prior to the Closing, (E) enter into any agreement or commitment in connection with the Debt Financing which would be effective prior to the Closing or provide any certification or opinion which would be effective prior to the Closing, (F) provide any certificate, comfort letter or opinion of any of its Representatives, (G) provide access to or disclose any information to Purchaser or its Representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or other evidentiary privilege or protection or violate any applicable Law or Contract (provided, that Seller shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (H) execute or deliver any affidavit, waiver, estoppel, access agreement, subordination, non‑disturbance or attornment agreement or other real estate deliverable in respect of any real property or any title insurance policy covering any owned real property, (I) with respect to any outstanding letter of credit, surety bond or similar instrument issued with respect to any Purchased Assets, arrange for the issuance of replacement letters of credit, surety bonds or similar instruments, backstop letters of credit or other assurances or post-cash collateral to the issuer with respect thereto or (J) take any action that would (1) materially interfere with the day‑to‑day operations of Seller or the Purchased Assets or cause material competitive harm to the business of Seller if the transactions contemplated by this Agreement are not consummated, (2) cause any representation, warranty, covenant, agreement or other provision in this Agreement or any ancillary document to be untrue, incorrect, breached or violated in any respect, (3) cause any closing condition set forth in Article VI to fail to be satisfied, (4) cause Seller or any director, manager, officer or Employee of Seller to incur any personal Liability, (5) conflict with the organizational documents of Seller or any Law or Permit, (6) result in the contravention of, a material violation or material breach of, or a default under, any Contract, (7) change any fiscal period, or (8) authorize any corporate or similar action prior to the Closing.

(b)    Notwithstanding anything to the contrary contained herein, (i) this Section 5.3 sets forth Seller’s sole obligations with respect to obtaining the Debt Financing and (ii) Purchaser shall not be permitted to assert that the condition to closing set forth in Section 6.2(c) has not been satisfied as a result of this Section 5.3 unless (A) Purchaser provides written notice to Seller of the alleged failure to comply within a reasonable period following Purchaser’s knowledge of such failure, describing in reasonable detail such alleged failure, (B) Purchaser has given Seller a reasonable opportunity (not to exceed five (5) Business Days) to cure such failure following receipt of such notice, and (C) Seller’s breach of its obligations under this Section 5.3 has not been cured and was a contributing cause of the failure of the Debt Financing to be obtained.

(c)    Seller hereby consents to the reasonable use of the Business’ logos and other Trademarks in connection with the Debt Financing; provided, however, that such logos and Trademarks are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage Seller, the Business or the reputation or goodwill of either.

5.4      Debt Financing.

(a)    Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable within its control to consummate and obtain the Debt Financing at the Closing on the terms and subject only to the conditions set forth in the Term Sheet, including using commercially reasonable efforts to (i) maintain in effect and comply with the Debt Commitment Letter and the definitive agreements providing for the Debt Financing in accordance with the terms and subject to the conditions thereof until the earlier of the consummation of the financing contemplated thereby and the termination of this Agreement, (ii) negotiate and enter into definitive agreements providing for the Debt Financing with the availability of the Debt Financing being subject only to the conditions set forth in the Term Sheet, (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis (or, if deemed advisable by Purchaser, obtain a waiver of) all conditions applicable to Purchaser in the Term Sheet and the definitive agreements providing for the Debt Financing that are within its control, (iv) draw down on and consummate, following the satisfaction of all conditions to consummation of the Debt Financing set forth in the Term Sheet, the Debt Financing at or prior to the Closing, (v) comply with and perform the obligations applicable to it pursuant to such Debt Commitment Letters and (vi) enforce its rights and remedies under the Debt Commitment Letter and the definitive agreements providing for the Debt Financing and cause the Financing Sources to fund the Debt Financing at the Closing. If any portion of the Debt Financing expires, terminates or otherwise becomes unavailable on the terms and conditions (including any market flex provisions) contemplated in the Debt Commitment Letter, and such portion is reasonably necessary to consummate the transactions contemplated hereby (after taking into account cash on hand and cash equivalents reasonably expected to be available to Purchaser at the Closing), Purchaser shall use its commercially reasonable efforts to: (A) as promptly as practicable following the occurrence of such event, arrange and obtain financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to replace any unavailable portion of the Debt Financing (after taking into account cash on hand and cash equivalents reasonably expected to be available to Purchaser at the Closing) to consummate the transactions contemplated hereby, on terms and conditions not materially less favorable in the aggregate to Purchaser than those contained in the Debt Commitment Letter, that do not include any terms or conditions that would constitute a Prohibited Modification and (B) obtain one or more new financing commitment letters with respect to any such Alternative Financing (each, a “New Commitment Letter”). Purchaser shall promptly provide Seller with a correct and complete copy of any New Commitment Letter, together with any exhibits, schedules, and annexes thereto, and a correct and complete copy of any fee letter in connection therewith, which fee letter may be redacted as to fee amounts, market flex terms, and other similar economic terms so long as such redactions would not reduce the aggregate amount of the Debt Financing or adversely affect the conditionality, availability, enforceability, or termination of the Debt Financing. In the event that any New Commitment Letter is obtained, (1) any reference in this Agreement to the “Debt Commitment Letter” shall mean the Debt Commitment Letter, to the extent not superseded by one or more New Commitment Letters at the time in question, and any New Commitment Letter to the extent then in effect, and (2) any reference in this Agreement to the “Debt Financing” shall mean the Debt Financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing. It is understood that if Purchaser proceeds with any Alternative Financing, Purchaser shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing, subject to and as modified by the terms of any New Commitment Letter.

(b)    Purchaser shall not, without the prior written consent of Seller, agree to or permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter that would reasonably be expected to: (i) impose any new or additional or more restrictive condition precedent to the Debt Financing or otherwise add, expand, amend or modify any of the provisions of the Debt Commitment Letter in a manner that would reasonably be expected to delay or prevent the funding of any of the Debt Financing (or satisfaction of the conditions to any of the Debt Financing) at the Closing, (ii) result in any delay in or prevent the funding of such Debt Financing beyond the Closing Date, (iii) result in any reduction to the aggregate amount available under the Debt Commitment Letter on the Closing Date, or (iv) materially adversely impact the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto, the ability of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing or the likelihood of the consummation of such transactions to be consummated at the Closing (clauses (i) through (iv), the “Prohibited Modifications”). Purchaser shall promptly deliver to Seller copies of any such amendments, modifications or replacements. Notwithstanding anything to the contrary contained in this Agreement, nothing contained herein shall require, and in no event shall the commercially reasonable efforts of Purchaser be deemed or construed to require, Purchaser to (A) pay any fees or any interest rates applicable to the Debt Financing materially in excess of those contemplated by the Debt Commitment Letter and related fee letters (including market flex provisions), or agree to any market flex or other term materially less favorable to Purchaser than such corresponding term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise), (B) agree to waive any condition or term of this Agreement, the Debt Commitment Letter or the definitive agreements, or (C) agree to any term that is materially less favorable than, any applicable economic provision or provisions relating to the conditionality of the Debt Commitment Letter or any related fee letter (including the market flex provisions).

For purposes of this Agreement, (x) any reference in this Agreement to the “Debt Commitment Letter” shall include such documents in connection with any Alternative Financing or as permitted to be amended, restated, amended and restated, supplemented, modified, or waived pursuant to this Section 5.4(b), (y) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, restated, amended and restated, supplemented, modified or waived pursuant to this Section 5.4(b) or any Alternative Financing and (z) any reference in this Agreement to “Financing Sources” means the Persons party to the Debt Commitment Letter or Alternative Financing as permitted to be amended, restated, amended and restated, supplemented, modified or waived pursuant to this Section 5.4(b).

(c)    Upon Seller’s reasonable request, Purchaser shall use its commercially reasonable efforts to keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to Seller copies of the material definitive agreements providing for the Debt Financing entered into on or prior to the Closing Date which, in the case of fee letters, have been redacted as to the amount and rate of any fees. Purchaser shall give Seller prompt (but in any event within two (2) Business Days) written notice of (i) any material breach, default, termination, cancellation or repudiation (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach, default, termination, cancellation or repudiation of which Purchaser has knowledge) by any party to the Debt Commitment Letter or definitive agreement providing for the Debt Financing of which Purchaser becomes aware occurring on or prior to the Closing Date, (ii) the receipt by Purchaser or any of its Affiliates of any written notice or other written communication on or prior to the Closing Date with respect to any material breach, default, termination, cancellation or repudiation by any party to the Debt Commitment Letter or definitive agreement providing for the Debt Financing of any provisions of the Debt Commitment Letter or any definitive agreement providing for the Debt Financing, (iii) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive agreement providing for the Debt Financing (but excluding ordinary course negotiations), and (iv) the occurrence of an event or development that Purchaser believes in good faith would reasonably be expected to adversely impact the ability of Purchaser to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions and in the manner contemplated by the Debt Commitment Letter or the definitive agreements providing for the Debt Financing in any manner which impairs, delays or prevents the consummation of the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Seller delivers Purchaser a written request, Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(d)    Purchaser shall (i) indemnify and hold harmless Seller from and against all losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any action taken or not taken by them pursuant to Section 5.3, in each case, except to the extent suffered or incurred as a result of a Willful Breach of this Agreement, or Fraud by Seller, and (ii) promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Seller in connection with the cooperation contemplated by Section 5.3.

(e)    Purchaser acknowledges and agrees that the Closing and the obligations of Purchaser to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangement (including the Debt Financing), Purchaser’s obtaining of any financing (including the Debt Financing) or the availability, grant, provision or extension of any financing to Purchaser (including the Debt Financing).

5.5      Non-Assignable Assets.

(a)    To the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery to Purchaser of any Seller Entity’s rights under any Purchased Contract or any other Purchased Asset would result in a violation of applicable Law or would require the consent, approval, authorization or waiver of another Person which has not been obtained effective as of the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery thereof, and Seller shall use its commercially reasonable efforts to obtain any such required consent, approval, authorization or waiver as promptly as practicable (provided, however, such efforts shall not include any requirement that Seller or any other Seller Entity pay any money to the third party from whom any such consent, approval or waiver is sought, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any such third party). If such consent, authorization, approval, waiver, release, substitution or amendment cannot be obtained as to a particular Purchased Asset and/or Assumed Liability, (i) Seller or its applicable Affiliate shall continue to be bound by the applicable Purchased Contract or other arrangement to the extent permitted by such Purchased Contract; (ii) unless prohibited by the terms thereof or applicable Law, Purchaser shall, as agent or subcontractor for Seller or its applicable Affiliate, pay, perform, and discharge all obligations of Seller or such Affiliate thereunder from and after the Closing Date; (iii) Seller and Purchaser shall use commercially reasonable efforts to cooperate to implement any reasonable and lawful arrangement (including subleasing, sublicensing, or subcontracting) designed to provide Purchaser with all economic benefits arising from each such Purchased Asset to the maximum extent practicable; (iv) at Purchaser’s request and at Purchaser’s sole cost and expense (to the extent of Seller’s out-of-pocket costs), Seller shall exercise for Purchaser’s account any rights arising from such Purchased Asset; and (v) to the extent permitted by applicable Law, Seller shall promptly remit to Purchaser all money, income, proceeds, and other consideration received by Seller or any of its Affiliates in respect of such Purchased Asset.

(b)    Following the Closing, if and when any such consent, authorization, approval, waiver, release, substitution or amendment is obtained or such Purchased Asset shall otherwise become assignable, all of Seller’s or its applicable Affiliate’s rights, obligations and other Liabilities thereunder shall be deemed to have been automatically assigned and transferred to Purchaser on the terms set forth in this Agreement, as of the Closing, for no additional consideration.

5.6      Expenses. Each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement, the Ancillary Documents and the Acquisition, including all fees and expenses of its Representatives.

5.7      Confidentiality.

(a)    Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser pursuant to this Agreement.

(b)    Except as otherwise provided herein or in the Ancillary Documents, Seller shall, and shall cause its Affiliates and Representatives to treat on and after the date hereof as confidential all information concerning or relating to the Business and the Purchased Assets and Seller shall not, and shall cause its Affiliates and Representatives not to, after the date hereof, divulge or convey to any third party such information; provided, however, that Seller or its Affiliates may (i) disclose and publish such information as may be required under the rules and requirements of the SEC and any applicable stock exchange, (ii) furnish such portion of such information as Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (A) it receives a request to disclose all or any part of such information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (B) to the extent not inconsistent with such request, it notifies Purchaser of the existence, terms and circumstances surrounding such request and consults with Purchaser on the advisability of taking steps available under applicable Law to resist or narrow such request; (C) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance (at Purchaser’s sole expense) that confidential treatment will be accorded to the disclosed information; and (D) disclosure of such information is required to prevent Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law, or (iii) disclose and publish such information with respect to any Change of Recommendation or announcement made with respect to any Acquisition Proposal or related matters in accordance with the terms of this Agreement.

(c)    Notwithstanding anything in this Section 5.7 to the contrary, the provisions of this Section 5.7 will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Ancillary Documents or the Acquisition.

5.8      Wrong Pocket Provisions.

(a)    If, at any time following the Closing Date, Seller or any of its Affiliates becomes aware that any Purchased Asset which should have been transferred to Purchaser pursuant to the terms of this Agreement and the Ancillary Documents was not transferred to Purchaser as contemplated by this Agreement or the Ancillary Documents, then Seller shall promptly (and in any event within fifteen (15) Business Days following written notice from Purchaser or Seller’s own discovery thereof) transfer or cause its Affiliates to transfer such Purchased Asset to Purchaser for no additional consideration, free and clear of all Encumbrances (other than Permitted Encumbrances) and, until the time of such transfer, Seller (or its relevant Affiliate) shall hold and manage and operate such Purchased Assets for Purchaser’s benefit and account, with all gains, income, losses, damages, Taxes (subject to Section 2.2) and Tax benefits or other items generated to be for Purchaser’s account.

(b)    If, at any time following the Closing Date, Seller or any of its Affiliates becomes aware that any Assumed Liability was not assumed by Purchaser as contemplated by this Agreement, then Seller shall promptly notify Purchaser and Purchaser and Seller shall use reasonable efforts to resolve the ownership of such Assumed Liability by written agreement.

(c)    If, at any time following the Closing Date, Purchaser or any of its Affiliates becomes aware that any Excluded Asset which should have been retained by Seller pursuant to the terms of this Agreement or the Ancillary Documents was transferred to Purchaser, then Purchaser shall promptly transfer or cause its Affiliates to transfer such Excluded Asset to Seller for no additional consideration, and, until the time of such transfer, Purchaser (or its relevant Affiliate) shall hold and manage and operate such Excluded Assets for Seller’s benefit and account, with all gains, income, losses, damages, Taxes and Tax benefits or other items generated to be for Seller’s account.

(d)    If, at any time following the Closing Date, Purchaser or any of its Affiliates becomes aware that any Excluded Liability (whether arising prior to, at or following the Closing) was assumed by Purchaser, then Purchaser shall promptly notify Seller and Purchaser and Seller shall use reasonable efforts to resolve the ownership of such Excluded Liability by written agreement.

(e)    If, at any time following the Closing Date, either Party or any of its Affiliates receives payment from any Person in respect of an account receivable or other payment owed to the other Party or any Affiliate of the other Party, as to which the other Party or any Affiliate of the other Party is entitled, such Party shall cause the Person receiving such payment or having possession of such asset to promptly (and in any event within ten (10) Business Days following receipt thereof) remit such payment to the designated bank account of the owner of such receivable or payment for no additional consideration.

5.9      Employees and Employee Benefits.

(a)    Seller shall update Schedule 3.18(a) to reflect changes occurring prior to the Closing Date, if any, on account of: (i) attrition among the Employees prior to the Closing Date (including voluntary resignations and deaths); (ii) any Employee who is hired or who is terminated from employment for cause; and (iii) any other changes agreed to between the Parties. No later than ten (10) Business Days immediately following the date hereof, Purchaser shall provide to Seller a non-binding preliminary identification of each Employee to whom Purchaser intends to make an offer of employment (subject to update based on any Seller update provided in accordance with the terms above). Seller shall provide to Purchaser a final version of Schedule 3.18(a) (subject to update in accordance with the terms above) no later than fifteen (15) days prior to the Closing Date setting forth all of the Employees as of such date. No later than ten (10) days prior to the Closing Date, Purchaser shall identify each Employee to whom it intends to make an offer of employment, in each case as selected by Purchaser in its sole discretion, and shall, or shall cause one of its Affiliates to, offer employment to such Employees no later than the Closing Date, which offers of employment shall be effective as of and contingent upon the Closing. Each such Employee who accepts Purchaser’s offer of employment is referred to herein as a “Transferred Employee”.

(b)    The offers of employment (the “Qualifying Offers”) shall be on terms determined by the Purchaser in its sole discretion, provided, however, that Purchaser agrees that during the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing Date (or if earlier, the date of the Transferred Employee’s termination of employment with Purchaser or an Affiliate of Purchaser), Purchaser shall, or shall cause an Affiliate of Purchaser to, provide each Transferred Employee with: (i) annual base salary or hourly wages which are no less than the annual base salary or hourly wages provided by Seller to such Transferred Employee immediately prior to the Closing Date; (ii) target bonus percentage opportunity (excluding retention, change in control, equity and equity-based compensation), if any, which is no less than the target bonus percentage opportunity (excluding retention, change in control, equity and equity-based compensation) provided by Seller to such Transferred Employee immediately prior to the Closing Date, which shall be payable in accordance with and subject to the terms and conditions of Purchaser’s annual bonus plan(s); and (iii) retirement and welfare benefits (including severance, but excluding any defined benefit pension, deferred compensation, equity or equity-based compensation, retiree or post-termination welfare benefits, or retention or change of control agreements) that are no less favorable in the aggregate to either those retirement and welfare benefits (including severance, but excluding any defined benefit pension, deferred compensation, equity or equity-based compensation, retiree or post-termination welfare benefits, or retention or change of control agreements) (A) provided by Seller to such Transferred Employee immediately prior to the Closing Date, or (B) provided by Purchaser or its Affiliates to its similarly situated employees. Notwithstanding the foregoing, each Qualifying Offer shall be subject to the satisfaction of Purchaser’s standard hiring requirements; and provided further, that nothing herein shall prohibit Purchaser from amending or terminating any benefit plans, arrangements or agreements in accordance with their terms after the Closing Date or from terminating the employment of any Transferred Employee to the extent permitted by applicable Laws. Seller or its Affiliates will be responsible for the payment of any severance or other termination payments or benefits owed to any Employees to the extent they do not become Transferred Employees except that Purchaser shall be liable and hold Seller harmless for any claims relating to the employment by Purchaser or its Affiliates of any Transferred Employee arising at or following the Closing, in each case solely in accordance with and pursuant to the terms of each Transferring Employee’s Qualifying Offer and the Purchaser Benefit Plans. Purchaser and Seller agree that the transactions contemplated by this Agreement shall, unless required otherwise by applicable Law, constitute a separation, termination, and/or severance of employment of each Employee who is a Transferred Employee.

(c)    With respect to any employee benefit plan maintained by Purchaser or an Affiliate of Purchaser (collectively, “Purchaser Benefit Plans”) in which any Transferred Employee participates, effective as of the Closing Date, Purchaser shall use commercially reasonable efforts, or shall cause its Affiliate to use commercially reasonable efforts, to recognize all employment service of the Transferred Employees with Seller prior to the Closing Date, as if such service were with Purchaser, for vesting, eligibility and future vacation or time off accrual purposes; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan. In addition, Purchaser shall use commercially reasonable efforts, or shall cause its applicable Affiliates to use, commercially reasonable efforts, to cause (A) each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Purchaser Benefit Plans to the extent coverage under such Purchaser Benefit Plan is replacing comparable coverage under a Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date, and (B) for purposes of Purchaser Benefit Plans providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, any evidence of insurability requirements, all pre-existing condition exclusions and at-work requirements of such Purchaser Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent such conditions were satisfied, inapplicable or waived under the comparable Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date.

(d)    Seller shall, or shall cause an Affiliate or a PEO to, offer and continue to provide, as applicable, for a period of at least six (6) months following the Closing Date continuation coverage pursuant to Section 4980B of the Code and Section 601 of ERISA to all M&A qualified beneficiaries (as defined in Treas. Reg. § Section 54.4980B-9, Q&A-4(a)) under the applicable Benefit Plans. Following the Closing, Seller and the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will notify Purchaser at least forty-five (45) days in advance if the Selling Group will terminate their group health plan coverage (including those offered through a PEO) and as a result, will cease offering such continuation coverage to the above-referenced M&A qualified beneficiaries, and will promptly provide such information as is necessary or as is reasonably requested by Purchaser to enable Purchaser to provide continuation coverage under COBRA to the M&A qualified beneficiaries. To the extent required by applicable Law, Purchaser shall, or shall cause an affiliate to, offer and provide, as applicable, continuation coverage pursuant to Section 4980B of the Code and Section 601 of ERISA, as well as any other applicable Laws, to all M&A qualified beneficiaries under Purchaser Benefit Plans for the balance of time such M&A qualified beneficiaries are entitled to continuation coverage pursuant to applicable Law; provided, that prior to the Closing, Purchaser shall use commercially reasonable efforts to provide that coverage for M&A qualified beneficiaries will include coverage for Employees who remain employed with Seller following the Closing and whose qualifying event occurs after the Closing but prior to the six (6) month anniversary of the Closing. Purchaser and Seller understand the notice obligations associated with the above-referenced transition in coverage, and agree to cooperate to the extent reasonably necessary to ensure all required notices and material communications are timely prepared and sent to the impacted individuals.

(e)    Seller shall, or shall cause its applicable Affiliate to, pay an annual bonus for the year in which the Closing Date occurs prorated through the Closing Date (which will be based upon actual performance determinations made by Seller, unless such determinations have not been made as of the time of payment, in which case the amount will be based upon the applicable target level) to each Transferred Employee who is eligible (or would be eligible, if still employed by Seller through the payment date) to receive an annual bonus under any Benefit Plan pursuant to the terms thereof. Seller shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to cause the payments described in this Section 5.9(e) to be made on Seller’s (or the applicable Affiliate’s) first regular payroll date to occur following the Closing Date.

(f)    Seller and its Affiliates shall pay to the Transferred Employees all unused accrued vacation balances, if any, pursuant to Seller’s or its Affiliates’ applicable policies and Law, on or as soon as administratively practicable after the Closing Date, but in any case, no later than the date required by applicable Law.

(g)    Prior to the Closing, the Seller Board shall adopt resolutions, and Seller shall take all other actions necessary under the Equity Plans, so that immediately prior to the Closing Date, and without any action on the part of Purchaser or the holders of Restricted Shares, each Restricted Share held by a Transferred Employee which is issued and outstanding immediately prior to the Closing Date shall immediately prior to the Closing Date be automatically be deemed vested, and Seller shall, at the sole expense of Seller, timely satisfy all employer tax reporting, withholding, and/or deposit obligations related thereto with respect to any such holders of Restricted Shares who are Transferred Employees.

(h)    This Section 5.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.9, express or implied, shall or is intended to confer upon any other Person, whether or not a party to this Agreement (including any Transferred Employee) any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Benefit Plan or other benefit plan, program, agreement or arrangement of Seller, Purchaser or any of their respective Affiliates, or create any third-party beneficiary rights in any Person or any beneficiary or dependent thereof. The parties hereto acknowledge and agree that the terms set forth in this Section 5.9 shall not create any right in any Transferred Employee or any other Person to any continued employment with Purchaser or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

5.10    Tax Matters.

(a)    All Transfer Taxes shall be borne equally by Purchaser and Seller (50% each). The Party responsible under applicable Laws for filing any Tax Returns in connection with such Transfer Taxes shall file such Tax Returns (and Purchaser and Seller shall cooperate with respect thereto as necessary). The Parties shall cooperate in good faith to minimize or eliminate any Transfer Taxes.

(b)    All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets or the Business for a taxable period that begins before and ends after the Closing Date (a “Straddle Period”) will be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Straddle Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Straddle Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Straddle Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Straddle Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes will be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

(c)    To the extent relevant to the Business or the Purchased Assets, each Party shall provide the other (at such requesting Party’s sole cost and expense) with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes.

5.11    Proxy Statement; Stockholder Meeting.

(a)    Notwithstanding any Change of Recommendation, Seller shall, in accordance with Delaware law and Seller’s certificate of incorporation and bylaws and the applicable requirements of the Nasdaq Capital Market, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Seller Stockholder Meeting”) as promptly as reasonably practicable after the date hereof, for the purpose of obtaining the Seller Stockholder Approval. Seller may postpone or adjourn the Seller Stockholder Meeting only (i) to solicit additional proxies for the purpose of obtaining the Seller Stockholder Approval if on the most recently scheduled or adjourned date of the Seller Stockholder Meeting Seller does not have sufficient proxies to obtain the Seller Stockholder Approval if the Seller Stockholder Meeting were to be held on such date and a vote on the proposal to obtain the Seller Stockholder Approval taken, (ii) to solicit additional proxies for the purpose of obtaining a quorum for the Seller Stockholder Meeting or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures with respect to the proposal to obtain the Seller Stockholder Approval that Seller has determined, based on the advice of outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Seller’s stockholders prior to the Seller Stockholder Meeting; provided that, without the consent of Purchaser, in no event shall Seller postpone or adjourn the Seller Stockholder Meeting (A) more than two (2) times or (B) for more than ten (10) Business Days later than the most recently scheduled or adjourned meeting date. Seller shall use reasonable best efforts to solicit from its stockholders proxies for the purposes of obtaining the Seller Stockholder Approval and to secure such Seller Stockholder Approval in accordance with Delaware law and Seller’s certificate of incorporation and bylaws and the applicable requirements of the Nasdaq Capital Market. Seller shall reasonably cooperate and keep Purchaser informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.

(b)    As promptly as practicable after the date hereof (but in any event, no later than the twentieth (20th) Business Day immediately following the date hereof), Seller shall prepare and file with the SEC a preliminary Proxy Statement to be used in connection with the solicitation of proxies for the Seller Stockholder Meeting. Seller shall use reasonable best efforts to respond to any comments of the SEC and its staff and Seller shall file a definitive Proxy Statement as soon as reasonably practicable following resolution of any SEC comments (or notification from the SEC that it will not be reviewing the preliminary Proxy Statement) and mail to its stockholders the Proxy Statement and all other proxy materials for the Seller Stockholder Meeting. Unless the Seller Board shall have made a Change of Recommendation in accordance with Section 5.12(c)(i)(A) or Section 5.12(c)(iii), the Seller Board shall recommend that the stockholders of Seller vote to authorize this Agreement, the sale of the Purchased Assets pursuant hereto and the other transactions contemplated hereby (“Seller Board Recommendation”) and shall include such recommendation in the Proxy Statement.

(c)    Purchaser shall furnish all information concerning Purchaser as may be reasonably requested by Seller in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with applicable law. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall consider in such document any comments reasonably proposed by Purchaser and its counsel (it being understood that Purchaser and its counsel shall have no obligation to review or provide to Seller comments on any such document). Seller shall (i) as promptly as practicable after receipt thereof, provide Purchaser and its counsel with copies of any written comments with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Purchaser and its counsel a reasonable opportunity to review Seller’s proposed written response to such comments, and (iii) consider for inclusion in Seller’s written response to such comments any input reasonably and timely proposed by the Purchaser and its counsel (it being understood that Purchaser and its counsel shall have no obligation to review or provide to Seller comments on any such document).

(d)    If at any time prior to the Seller Stockholder Meeting any information should be discovered by Seller, which information would require any amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Seller shall promptly notify Purchaser and shall promptly prepare and file with the SEC such an amendment or supplement to the Proxy Statement and shall cause the Proxy Statement as so amended or supplemented promptly to be disseminated to its stockholders, in each case. as and to the extent required by applicable Law.

5.12    No Shop.

(a)     Solicitation or Negotiation. From the date hereof until the Closing, Seller shall not, shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly (i) initiate, solicit, propose, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiry, proposal, indication of interest or offer regarding, or the making of, any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide non-public information to any Person relating to any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, except to notify such Person of the existence of this Section 5.12, (iii) approve, support, propose publicly to approve, adopt, endorse or recommend any Acquisition Proposal or (iv) negotiate, execute or enter into, any Alternative Acquisition Agreement. Any violation of the restrictions set forth in this Section 5.12 by any Representative of Seller shall be deemed to be a breach of this Section 5.12 by Seller.

(b)    Response to Acquisition Proposals. Notwithstanding anything in the foregoing to the contrary, if after the date hereof and prior to the date and time at which the Seller Stockholder Approval is obtained (“End Date”), Seller receives a written Acquisition Proposal that did not result from a breach of this Section 5.12 and which the Seller Board determines in good faith to be bona fide, Seller and its Representatives may (i) after having complied with Section 5.12(f), provide information in response to a request therefor by the Person who has made such Acquisition Proposal, but only if Seller receives from the Person so requesting such information an executed confidentiality agreement on terms no less restrictive in the aggregate to such Person than those contained in the Confidentiality Agreement and prior to or concurrently with disclosing any information to such Person or any of its Affiliates or Representatives in response to such Acquisition Proposal, Seller makes such information available to Purchaser (to the extent such information has not been previously made available to Purchaser) and (ii) after having complied with Section 5.12(f), engage or participate in any discussions or negotiations with such Person, provided that (A) prior to taking any action described in clause (i) or (ii) above, the Seller Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) in each such case referred to in clause (i) or (ii) above, the Seller Board has determined in good faith after consultation with outside legal counsel and Seller’s financial advisor that such Acquisition Proposal constitutes a Superior Proposal or would result in a Superior Proposal.

(c)     Change of Recommendation; Alternative Acquisition Agreement.

(i)    The Seller Board and each committee of the Seller Board will not, directly or indirectly:

(A)    except as expressly permitted by Section 5.12(c)(ii) and Section 5.12(c)(iii), (1) withhold, modify, qualify or withdraw (or publicly propose or resolve to withhold, modify, qualify or withdraw), in a manner adverse to Purchaser, approval of this Agreement or the Seller Board Recommendation, (2) fail to include the Seller Board Recommendation in the Proxy Statement, (3) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal or (4) fail to recommend against a tender or exchange offer related to an Acquisition Proposal within ten (10) Business Days after the commencement thereof (any of the foregoing, a “Change of Recommendation”); or

(B)    cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 5.12(b) entered into in compliance with Section 5.12(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(ii)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the End Date, the Seller Board may make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(c)(ii) in order to enter into a definitive written agreement with respect to an Acquisition Proposal that the Seller Board determines in good faith after consultation with outside legal counsel and its financial advisor constitutes a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with directors’ fiduciary duties under applicable Law; provided, however, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or terminate this Agreement pursuant to Section 7.1(c)(ii) unless:

(A)    Seller notifies Purchaser in writing, ten (10) calendar days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to terminate this Agreement pursuant to Section 7.1(c)(ii), which notice will specify the identity of the party who made such Superior Proposal, a summary in reasonable detail, of all of the material terms and conditions of such Superior Proposal and true and complete copies of any proposed agreements relating to such Superior Proposal;

(B)    after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or terminating this Agreement pursuant to Section 7.1(c)(ii), Seller will negotiate in good faith with Purchaser during such ten (10) calendar day period (to the extent that Purchaser desires to negotiate) to make such revisions to the terms of this Agreement or consider a possible alternative transaction with Purchaser so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal; and

(C)    the Seller Board will have considered in good faith any changes to this Agreement offered in writing by Purchaser during such ten (10) calendar day period and will have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Purchaser were to be given effect;

provided, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or terminate this Agreement pursuant to Section 7.1(c)(ii), prior to the time that is ten (10) calendar days after it has provided the written notice required by clause (A) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, Seller will provide written notice of such modified Acquisition Proposal and will again comply with this Section 5.12(c), except that the deadline for such new written notice will be reduced to five (5) Business Days (rather than the ten (10) calendar days otherwise contemplated by this Section 5.12(c)) and the time Seller will be permitted to effect a Change of Recommendation in connection with a Superior Proposal, or to terminate this Agreement pursuant to Section 7.1(c)(ii), will be reduced to the time that is five (5) Business Days after it has provided such written notice (rather than the time that is ten (10) calendar days otherwise contemplated by this Section 5.12(c); provided that in no event will any such modification of the Acquisition Proposal shorten the initial ten (10) calendar day period).

(iii)    A Change of Recommendation may also be made at any time prior to the End Date if:

(A)    an Intervening Event shall have occurred;

(B)    the Seller Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure to make a Change of Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law;

(C)    Seller notifies Purchaser in writing ten (10) calendar days in advance that it intends to effect a Change of Recommendation in connection with an Intervening Event, which notice will set forth in reasonable detail a description of such Intervening Event and the reasons for such action;

(D)    such Change of Recommendation is not made at any time within the period of ten (10) calendar days after Purchaser receives written notice from Seller confirming that the Seller Board has determined that the failure to make a Change of Recommendation in light of such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law;

(E)    during such ten (10) calendar day period, if requested by Purchaser, Seller engages in good faith negotiations with Purchaser to amend this Agreement or enter into an alternative transaction with Purchaser so that the failure to make a Change of Recommendation in light of such Intervening Event would not be inconsistent with the directors’ fiduciary duties under applicable Law; and

(F)    at the end of such ten (10) calendar day period, the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law in light of such Intervening Event (taking into account any written proposal submitted to Seller by Purchaser to amend this Agreement or enter into an alternative transaction with Purchaser as a result of the negotiations contemplated by clause (E) above).

(d)     Certain Permitted Disclosure; Standstills.

(i)    Nothing in this Agreement shall prohibit Seller or the Seller Board from disclosing to Seller’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, Seller shall first comply with Section 5.12(c), (e) and (f), to the extent applicable to such disclosure.

(ii)    Seller shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to the End Date, Seller may grant a waiver or release under any standstill agreement if the Seller Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law. Seller shall provide written notice to Purchaser of any waiver or release of any standstill by Seller, including disclosure of the identities of the parties thereto and circumstances relating thereto. Except for the waiver or release of standstill as contemplated by this Section 5.12(d)(ii), Seller shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which Seller or any of its Affiliates is a party or under which Seller or any of its Affiliates has any rights. Seller shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Seller or any of its Affiliates from providing Purchaser the information specifically required to be provided to Purchaser pursuant to this Section 5.12.

(e)     Existing Discussions. Seller agrees that it will promptly cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, promptly terminate access by any third party to any physical or electronic data room relating to any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, and will take the necessary steps to promptly inform such individuals or entities of the obligations undertaken in this Section 5.12. Seller also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an acquisition of Seller to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Seller or any of its Representatives.

(f)     Notice. Seller agrees that it will promptly notify Purchaser (and in no event later than forty-eight (48) hours after receipt) if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers, including true and complete copies of any material written communications relating thereto, and thereafter will keep Purchaser informed on a regular basis of the status of any such discussions or negotiations. In the event that any party modifies its Acquisition Proposal in any respect, Seller will notify Purchaser orally and in writing within twenty-four (24) hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification. Seller agrees that it will not enter any confidentiality agreement subsequent to the date of this Agreement that prohibits Seller from providing to Purchaser such material terms and conditions and other information. Seller will promptly notify Purchaser of the identity of any Person with which Seller enters into such a confidentiality agreement.

5.13    Agreement not to Compete or Solicit.

(a)    In furtherance of the sale of the Purchased Assets to Purchaser under this Agreement and to more effectively protect the value and goodwill of the Business represented thereby, Seller covenants and agrees that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly:

(i)    own, manage, operate, control, participate in, consult or perform services for, sell materials to, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, or otherwise, any business similar to or competitive with the Business anywhere in the world (it being acknowledged by Seller that the Business has been conducted or is proposed to be conducted throughout such area and such geographic restriction is reasonable and necessary to protect the value and goodwill of the Business);

(ii)     (A) induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of the Business to cease doing business with the Business or (B) in any way knowingly interfere with the relationship between the Business and any customer, vendor, supplier, licensor, licensee, or other business relation of the Business that had a business relationship with the Business during the twenty-four (24) months prior to the Closing Date; or

(iii)    (A) solicit or recruit, or attempt to solicit or recruit, any officer, employee, representative, or agent of the Business to leave the employ of the Business or (B) hire any such individual; provided, that nothing in this Section 5.13(a) shall prevent Seller or its Affiliates from hiring, after the date that is six (6) months from the date of termination of employment, any individual whose employment has been terminated.

(b)    Notwithstanding the foregoing, (i) nothing in Section 5.13(a)(i) shall prohibit Seller or any of its Affiliates from being a passive owner of not more than five percent (5%) of the outstanding Equity Interests of any Person that is publicly traded, so long as Seller and its Affiliates have no active participation in the business of such Person, (ii) nothing in Section 5.13(a)(iii) shall prohibit Seller or any of its Affiliates from (A) making general employment solicitations, not specifically directed at employees of the Business, and hiring any individuals who respond to such solicitations or (B) soliciting, recruiting, or hiring any individual who has not been employed by the Business for at least six (6) months, so long as Seller and its Affiliates did not have any contact with such individual in violation of Section 5.13(a)(iii) prior to the end of such individual’s employment with the Business, (iii) nothing in Section 5.13(a) shall prohibit Seller or any of its Affiliates from hiring, continuing the employment of, terminating, or modifying the terms of employment of any Employee that is not a Transferred Employee, and (iv) nothing in Section 5.13(a) shall prohibit Seller or any of its Affiliates from owning, operating, selling, transferring, or otherwise holding or disposing of all or any portion of the Excluded Assets in a manner that does not otherwise violate Section 5.13(a).

(c)    Seller acknowledges that the restrictions contained in this Section 5.13 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 5.13 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.

(d)    Seller acknowledges that a breach or threatened breach of this Section 5.13 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any other remedies available to it at law or in equity, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without the necessity of proving actual damages and without being required to post any bond or other security.

5.14    Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser, it being understood Purchaser shall not assume any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction.

5.15    Efforts; Further Assurances. On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur, including in taking actions necessary (a) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing and (b) to obtain each consent or approval of or with a Governmental Authority required in connection with or as a result of the Acquisition. Prior to the Closing, Seller shall, and shall cause each other Seller Entity to, upon the request of Purchaser, use commercially reasonable efforts to obtain any consents, approvals and waivers required with respect to the Acquisition, including each consent, approval and waiver required under any Purchased Contract with respect to the Acquisition; provided, however, that (i) no failure to obtain any such consent, approval or waiver shall constitute a breach of this Section 5.15 so long as Seller or such Seller Entity has used such commercially reasonable efforts, and (ii) such efforts shall not include any requirement that Seller or any other Seller Entity pay any money to the third party from whom any such consent, approval or waiver is sought, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any such third party. Each of the Parties hereby agrees to, and to cause their respective Affiliates to, without further consideration, execute and deliver such additional documents and other instruments of transfer and take such other action as may be reasonably required or as may be reasonably requested by the other Party or its counsel following the Closing in order carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Ancillary Documents.

5.16    Release of Liens. Prior to or at the Closing, Seller shall, and shall cause each applicable Seller Entity to, arrange for all Encumbrances (other than Permitted Encumbrances) securing obligations (including all guarantee and collateral obligations) under any Indebtedness for borrowed money to be released in respect of the Purchased Assets pursuant to customary documentation reasonably acceptable to Purchaser.

5.17    Insurance.

(a)    Except as otherwise provided under this Section 5.17, from and after the Closing, (i) the Purchased Assets and the Assumed Liabilities shall cease to be insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Seller Policies, (ii) Seller and the other Seller Entities shall retain all rights to control the Seller Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect thereto (notwithstanding whether any Seller Policies apply to any Purchased Assets or Assumed Liabilities), and (iii) neither Purchaser nor its Affiliates shall have any access, right, title or interest to or in any such Seller Policies (including to any claims or rights to make (or pursue existing) claims or any rights to proceeds).

(b)    With respect to Valid Pre-Closing Claims: (i) Purchaser may promptly notify in writing Seller of any matter that is reasonably expected to give rise to a Valid Pre-Closing Claim under any Occurrence-Based Insurance Policy (provided that the failure to promptly notify Seller shall not in and of itself relieve Seller from its obligations under clause (ii)), and (ii) Seller shall, and shall cause the other Seller Entities to, (A) make Valid Pre-Closing Claims and use commercially reasonable efforts to pursue and seek to recover on such claims, and (B) promptly deliver to Purchaser any insurance proceeds received with respect thereto (calculated net of (x) reasonable out-of-pocket expenses incurred in procuring such recovery, (y) any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Seller or the other Seller Entities to the extent as a result of or in connection with such claims, and (z) taking into account the available coverage under each relevant insurance policy, it being understood that such coverage shall first be available to satisfy other claims of Seller or the other Seller Entities that are pending under such policy at the time the claim for the benefit of Purchaser is made); provided that, unless otherwise deducted by Seller from the proceeds delivered to Purchaser pursuant to Section 5.17(b)(ii)(B), Purchaser shall promptly pay (or reimburse Seller for), without duplication, any deductibles or retention amounts or other costs in each case to the extent resulting from or in connection with any claim made by Seller or the other Seller Entities on behalf of any of Purchaser or its Affiliates under the Occurrence-Based Insurance Policies for Valid Pre-Closing Claims. Following the Closing, if expressly permitted under the Occurrence-Based Insurance Policies, Seller hereby authorizes Purchaser and its Affiliates to notify, make and pursue Valid Pre-Closing Claims directly under the Occurrence-Based Insurance Policies, subject to the payment and reimbursement provisions set forth in this Section 5.17(b). It is understood and agreed that claims for benefits or coverage under any Seller Policies for Excluded Liabilities or to the extent relating to the Excluded Assets shall not constitute Valid Pre-Closing Claims. Purchaser and Seller shall cooperate in connection with making any Valid Pre-Closing Claims and each Party shall provide the other with all reasonably requested information necessary to make such claim. Seller shall promptly forward to Purchaser any written communication from an insurer in respect of such claims and, to the extent applicable, at Purchaser’s written request, use commercially reasonable efforts to assist Purchaser’s or its applicable Affiliate’s communications with an insurer. Notwithstanding anything to the contrary herein, neither Seller nor any of the other Seller Entities shall have any obligation to bring any Proceedings to obtain any insurance coverage for any Valid Pre-Closing Claim.

(c)    At or prior to the Closing, Seller shall obtain and deliver (or cause to be obtained and delivered) a Tail Policy with respect to each Claims-Made Insurance Policy, covering the entire applicable Tail Period. The obligation to obtain a Tail Policy may be satisfied, at Seller’s election, by either (i) extending the applicable Claims-Made Insurance Policies through the entire applicable Tail Period and, to the extent permitted by the applicable insurer, naming Purchaser and its Affiliates as additional insureds thereunder, or (ii) purchasing one or more new Tail Policies. If Seller elects to satisfy its obligation under this Section 5.17(c) by extending a Claims-Made Insurance Policy, Seller shall promptly deliver to Purchaser evidence of such extended coverage (including a certificate of such coverage) and, if such extension does not cover the entire applicable Tail Period, shall promptly deliver evidence of any subsequent extension or replacement Tail Policy obtained to cover the balance of the applicable Tail Period. To the extent the applicable insurer permits Purchaser and its Affiliates to be named as additional insureds under a Tail Policy, Purchaser and its Affiliates shall have the right to make claims directly under such Tail Policy as additional insureds for the entire applicable Tail Period without any requirement to seek Seller’s assistance or authorization. To the extent that the applicable insurer does not permit Purchaser and its Affiliates to be named as additional insureds under a Tail Policy, Seller’s obligations set forth in clause (ii) of Section 5.17(b) shall apply, mutatis mutandis, with respect to any claim under such Tail Policy for the entire applicable Tail Period. Seller shall use commercially reasonable efforts to cooperate, and shall cause the other Seller Entities to use commercially reasonable efforts to cooperate, with Purchaser in connection with the making of any claims under any Tail Policy. Seller shall use commercially reasonable efforts to obtain Tail Policies with aggregate coverage limits that are not less than the coverage limits set forth opposite the applicable Claims-Made Insurance Policy on Schedule 1.1-CMIP.

(d)    No Seller Entity shall terminate, amend, modify or waive any rights under any Occurrence-Based Insurance Policies or any Tail Policy in a manner that would reduce in any material respect the insurance coverage available to Purchaser for Valid Pre-Closing Claims or for claims under the Tail Policies. If Seller or any of the other Seller Entities receives insurance proceeds under any Occurrence-Based Insurance Policy or Tail Policy to the extent relating to any Purchased Asset or any Assumed Liability, Seller shall cause such proceeds to be promptly delivered to the Person designated by Purchaser. From the date hereof through the expiration of the applicable Tail Period, Seller shall, and shall cause each other Seller Entity to, (i) maintain in full force and effect all Claims-Made Insurance Policies (or applicable Tail Policies in lieu thereof), and (ii) not take any action, or fail to take any action, that would reasonably be expected to cause any Tail Policy to be cancelled, terminated, or modified in a manner adverse to Purchaser’s rights hereunder, including failing to pay any premium when due.

5.18    R&W Insurance Policy. All premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy shall be borne solely by Purchaser. The R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry). The R&W Insurance Policy shall expressly waive any rights of subrogation (except in the case of Fraud) against Seller in connection with this Agreement and the transactions contemplated by this Agreement, with respect to any claim made by any insured thereunder. Purchaser shall not amend or otherwise modify the R&W Policy in any manner that would (a) provide for any “seller retention” or (b) eliminate or reduce the waiver of subrogation rights described in this Section 5.18, in each case without the prior written consent of Seller.

5.19    Release of Indemnity Holdback Amount. On the date that is one (1) year following the Closing Date, Purchaser shall pay to Seller an amount, if any, equal to the then-remaining amount of the Indemnity Holdback Amount less any amount subject to an unresolved Claim under this Agreement delivered prior to the date that is one (1) year following the Closing Date which has not been paid or otherwise resolved on or prior to such date (each, an “Unresolved Holdback Claim”). Upon resolution of any Unresolved Holdback Claim after one (1) year following the Closing Date, if any amount of the Indemnity Holdback Amount remains and is then not subject to any Unresolved Holdback Claim, Purchaser shall pay to Seller such amount of the Indemnity Holdback Amount promptly following resolution of such previously disputed amount.

ARTICLE VI
CONDITIONS TO CLOSING

6.1    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the completion thereof.

(b)    Seller shall have obtained the Seller Stockholder Approval.

6.2      Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permissible under applicable Law) Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    (i) The representations and warranties of Seller contained in Article III (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a)(i), Section 3.14(a), Section 3.14(b) and Section 3.16(b)), when read without any exception or qualification for materiality or Material Adverse Effect set forth therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3(a)(i), Section 3.14(a), Section 3.14(b) and Section 3.16(b) (A) that contain any exception or qualification for materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) and (B) that do not contain any exception or qualification for materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)    The actual Contribution Margin attributable to the Business for each month during the period beginning on the day immediately succeeding the date of the Interim Balance Sheet and ending on the last day of the most recent month preceding the Closing Date for which financial statements of the Business shall have been delivered to Purchaser pursuant to Section 5.2(b) (each, a “Measurement Period”) shall not be lower than eighty-seven and a half percent (87.5%) of the Contribution Margin projected for the Business for the corresponding Measurement Period as set forth in the 2026 Forecast, unless the aggregate actual Contribution Margin attributable to the Business for such Measurement Period and the immediately following Measurement Period is not lower than eighty-seven and a half percent (87.5%) of the aggregate Contribution Margin projected for the Business for the corresponding Measurement Periods as set forth in the 2026 Forecast.

(c)    Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(d)    Seller shall have delivered to Purchaser each of the documents and deliveries set forth in Section 2.7(c).

6.3      Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permissible under applicable Law) Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Purchaser contained in Article IV (other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a)(i) and Section 4.6), when read without any exception or qualification for materiality or material adverse effect set forth therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby. The representations and warranties of Purchaser contained in Section 4.1, Section 4.2, Section 4.3(a)(i) and Section 4.6 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)    Purchaser shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Purchaser shall have delivered to Seller each of the documents and deliveries set forth in Section 2.7(b).

ARTICLE VII
TERMINATION

7.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Purchaser;

(b)    by Purchaser by written notice to Seller if:

(i)    (A) the Seller Board (1) shall have made a Change of Recommendation, (2) fails to include the Seller Board Recommendation in the Proxy Statement, or (3) shall have failed to reaffirm its approval or recommendation of this Agreement as promptly as reasonably practicable (but in any event within five (5) Business Days after receipt of any written request to do so from Purchaser) at any time following the public disclosure of an Acquisition Proposal or (B) Seller shall have breached any of the terms of Section 5.12 or (C) as of 5:00 p.m. Eastern time on the date that is the third (3rd) Business Day immediately preceding the Termination Date, a vote to obtain the Seller Stockholder Approval shall not have been taken at the Seller Stockholder Meeting;

(ii)    Purchaser is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, such that Section 6.2(a), Section 6.2(c) or Section 6.2(d) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Purchaser to Seller and (B) the Termination Date; and

(iii)    (A) Purchaser is not then in material breach of any provision of this Agreement, (B) all the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than Section 6.2(b) and those conditions that by their terms or nature are not to be satisfied until the Closing or were not satisfied as a result of Purchaser’s breach), and (C) the condition set forth in Section 6.2(b) has been breached.

(c)    by Seller by written notice to Purchaser if:

(i)    if Seller is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Seller to Purchaser and (B) the Termination Date; or

(ii)    at any time prior to the End Date, in order to enter into a definitive agreement providing for a Superior Proposal, subject to and in accordance with the terms of Section 5.12(c)(i)(A); provided that prior to or simultaneous with such termination, Seller pays to Purchaser in immediately available funds the Termination Fee and all other amounts required to be paid pursuant to Section 7.2; provided, further, that Seller does not have the right to terminate this Agreement under this Section 7.1(c)(ii) after the End Date; or

(iii)     (A) all the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms or nature are not to be satisfied until the Closing or were not satisfied as a result of Purchaser’s breach), (B) Purchaser has failed to consummate the Closing when required in accordance with Section 2.7(a) (assuming for purposes of this clause (B) that all conditions in Article VI have been satisfied), (C) Seller shall have irrevocably confirmed in writing to Purchaser that it is ready and willing to consummate the Closing (including that it is ready and willing to satisfy those conditions that by their terms or nature are not to be satisfied until Closing), and (D) Purchaser fails to effect the Closing within five (5) Business Days following delivery of such confirmation; provided, however, that no party shall be entitled to terminate this Agreement pursuant to Section 7.1(c)(iii) during such five (5) Business Day period.

(d)    by Purchaser or Seller upon written notice to the other Party if:

(i)    the Seller Stockholder Meeting shall have been held and the Seller Stockholder Approval shall not have been obtained at the Seller Stockholder Meeting (or any adjournment or postponement thereof) at which a vote to obtain the Seller Stockholder Approval was taken;

(ii)    any Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) will not be available to any party whose Willful Breach of this Agreement caused, or resulted in such Order; or

(iii)    the Closing shall not have occurred by July 20, 2026 (the “Termination Date”), provided that the failure of the Closing to occur by the Termination Date is not the result of a Willful Breach by the Party seeking to terminate this Agreement.

7.2     Effect of Termination. Except as provided in this Section 7.2, in the event of termination of this Agreement pursuant to this Article VII, this Agreement will become void and of no effect with no Liability to any Person on the part of any Party (or of any of its future, current or former Affiliates or Representatives); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination will relieve any Party of its obligation to pay (A) the Termination Fee or any other amount required to be paid pursuant to this Section 7.2, (B) the expense obligations pursuant to this Agreement or (C) any damages to any other Party resulting from any Willful Breach of this Agreement or Fraud and (ii) the provisions set forth in this Section 7.2 and Article IX will survive the termination of this Agreement.

(a)    If this Agreement is terminated by (i) Purchaser pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), (ii) Seller pursuant to Section 7.1(c)(ii), or (iii) by either Purchaser or Seller pursuant to Section 7.1(d)(i), then Seller will pay Purchaser, by wire transfer of immediately available funds, an amount equal to the Termination Fee within two (2) Business Days of such termination; provided, that in no event shall Seller be required to pay the Termination Fee on more than one occasion.

(b)    If this Agreement is terminated by Seller pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then Purchaser will pay Seller, by wire transfer of immediately available funds, an amount equal to the Termination Fee within two (2) Business Days of such termination; provided, that in no event shall Purchaser be required to pay the Termination Fee on more than one occasion.

(c)    In the event that this Agreement is terminated by (i) Purchaser pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), (ii) Seller pursuant to Section 7.1(c)(ii), or (iii) by either Purchaser or Seller pursuant to Section 7.1(d)(i), and at the time of such termination, all of the conditions in Section 6.3 have been satisfied or waived (other than such conditions which are to be satisfied at the Closing, which only need to be capable of being satisfied), then within two (2) Business Days after termination of this Agreement, Seller shall reimburse Purchaser for all actual out-of-pocket expenses and fees paid or payable by Purchaser in connection with this Agreement and the transactions contemplated hereby, such payment not to exceed Six Hundred Thousand Dollars ($600,000); provided, that any such amounts paid pursuant to this Section 7.2(c) shall be in addition to any amounts payable by Seller pursuant to Section 7.2(a).

(d)    Notwithstanding anything in this Agreement to the contrary, except in the event of Fraud or Willful Breach (and subject to each party’s right to pursue specific performance pursuant to Section 9.12), the Parties hereby agree and acknowledge that the right to receive the Termination Fee (and if applicable, the reimbursement of expenses pursuant to Section 7.2(c)), shall be such Party’s sole and exclusive remedy in connection with termination of this Agreement.

(e)    For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, if this Agreement has not been validly terminated, each Party shall have the right to specific performance pursuant to Section 9.12; provided, that, in no event shall either Party be entitled to seek or specifically enforce any provisions of this Agreement or to obtain an injunction or injunctions to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement against any the other Party other than pursuant to Section 9.12.

(f)    Each Party acknowledges and agrees that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate such Party, in the circumstances in which such Termination Fee is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Acquisition which amount would otherwise be impossible to calculate with precision.

(g)    The Parties acknowledge and agree that the provisions of this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the Parties would not have entered into this Agreement. If Seller shall fail to pay to Purchaser (or its designee) in a timely manner the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, Purchaser makes a claim against Seller that results in a judgment against Seller, Seller shall pay to Purchaser the reasonable costs and expenses of Purchaser (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law.

ARTICLE VIII
INDEMNIFICATION

8.1     Survival. Except in the case of Fraud, the representations, warranties, covenants and agreements (other than those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing) contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall not survive beyond the Closing or termination of this Agreement, shall terminate on the earlier of the Closing and the date on which this Agreement is terminated and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective Representatives. Notwithstanding the foregoing and for the avoidance of doubt, all covenants and agreements contained in this Agreement that by their terms contemplated performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.1 (i) shall be construed to modify, limit or supersede Section 7.2 or Section 8.2, or (ii) shall prohibit or limit any claim under the R&W Insurance Policy or with respect to any claim for Fraud.

8.2     Indemnification by Seller. Subject in all respects to this Article VIII, for a period of one (1) year from and after the Closing, Seller shall defend, indemnify, and hold harmless Purchaser and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses, asserted against, incurred, sustained or suffered by any of the Indemnified Parties as a result of or arising out of, or relating to (whether or not involving a third party claim) any of the matters set forth on Schedule 8.2 (each matter, a “Specified Matter” and, collectively, the “Specified Matters”). In the event that Purchaser receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person against Purchaser with respect to any of the Specified Matters (each, a “Claim”), Purchaser shall give written notice of such Claim to Seller promptly after receipt of notice regarding such Claim; provided, that the failure to so notify the Seller shall not relieve the Seller of its obligations under this Section 8.2 except to the extent prejudices Seller.

8.3     Tax Treatment of Indemnity Payments. Any indemnity payment made under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required under applicable Law.

8.4     Waiver.

(a)    Except in the case of Fraud, and effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates and each of its and their respective officers, directors and equityholders, or any heir, executor, administrator, successor or assign of any of the foregoing, hereby waives any claims Purchaser or any of such Persons may have or claim to have against Seller or any of its Affiliates or any of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Seller Released Party”) in such Seller Released Party’s capacity as a Seller or as a director of any member of a Seller, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing in respect of the management or operation of the Business; provided, however, that the foregoing release shall not, and is expressly carved out so as not to, release, limit, waive or impair any claims or rights arising from any obligation of any Party arising under this Agreement, including Section 8.2, the other Ancillary Documents or any other Contract between Seller or a Subsidiary thereof, on the one hand, and Purchaser or a Subsidiary thereof, on the other hand. Effective upon the Closing, Seller, for itself and each of the Seller Released Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against the Business (including the Purchased Assets) and its employees, officers, directors, equityholders, partners, members, advisors, successors and assigns based on any released claim.

(b)    Except in the case of Fraud, and effective as of the Closing, Seller, on behalf of itself and each of its Affiliates and each of its and their respective officers, directors and equityholders, or any heir, executor, administrator, successor or assign of any of the foregoing, hereby waives any claims Seller or any of such Persons may have or claim to have against Purchaser or any of its Affiliates or any of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Purchaser Released Party”) for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing in respect of the management or operation of the Business; provided, that such released claims shall not include, and nothing in this Section 8.4(b) is intended to, nor does it, limit, impair or otherwise modify or affect, any rights, claims, obligations, liabilities, debts or causes of action arising from any obligation of any Party arising under this Agreement, the other Ancillary Documents or any other Contract between Seller or a Subsidiary thereof, on the one hand, and Purchaser or a Subsidiary thereof, on the other hand.

(c)     No Financing Source shall have any liability (whether in Contract or in tort, in law or in equity, or granted by statute) to Seller for any claims, causes of action, obligations, or liabilities arising under, out or, in connection with, or related in any manner to this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach.

ARTICLE IX
GENERAL

9.1     Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one (1) day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) on the day transmitted by email if sent during regular business hours of the recipient, otherwise the day after transmission by email, or (d) three (3) days after mailing, if mailed by registered or certified mail (return receipt requested), to the Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

If to Purchaser:

Trademark Global, LLC

7951 West Erie Avenue

Lorain, OH 44053

Email: Jason.Dietz@tmkgl.com

Attention: Jason Dietz

and

Twin Brook Capital Partners, LLC

111 South Wacker Drive, 36th Floor

Chicago, IL 60606

Email: dguyette@twincp.com

Attention: Drew Guyette

With a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Email: anoreuil@mayerbrown.com; tsantora@mayerbrown.com

Attention: Andrew Noreuil; Thomas Santora

If to Seller:

Aterian, Inc.

350 Springfield Avenue

Suite 200

Summit, NJ 07901

Email: mailto:arturo@aterian.io

Attention: Arturo Rodriguez

With a copy to (which shall not constitute notice):

Paul Hastings LLP

1117 S. California Ave.

Palo Alto, CA 94304

Email: jeffhartlin@paulhastings.com; elizabethrazzano@paulhastings.com

Attention: Jeff Hartlin; Elizabeth Razzano

9.2      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.3      Successors and Assigns; Parties in Interest.

(a)    This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

(b)    None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their respective successors and assigns (if any). Without limiting the generality of the foregoing, no creditor of Seller shall have any rights under this Agreement or any of the Ancillary Documents.

9.4      Incorporation of Exhibits. All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

9.5      Governing Law; Dispute Resolution; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE. COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b)    In the event of any dispute hereunder, the Parties agree to attempt to mediate such dispute in good faith and for a reasonable amount of time prior to initiating any other proceeding against each other.

(c)    TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (INCLUDING ANY PROCEEDING INVOLVING THE FINANCING SOURCES) OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6     Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

9.7     Counterparts. This Agreement may be executed and delivered (including by electronic transmission, including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or any comparable Law, e.g., www.docusign.com) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.8     Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement. Information provided in any section of the Disclosure Schedules shall be deemed to be disclosed for purposes of any other section of this Agreement to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other section. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business consistent with past practice or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

9.9    Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Documents executed in connection with the consummation of the Acquisition contain and constitute the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, representations, warranties, and understanding, written or oral, with respect thereto.

9.10    Waivers and Amendments; Non-Contractual Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No delay on the part of any Party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, remedy, power or privilege, nor any single or partial exercise of any such right, remedy, power or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege.

9.11    Time of the Essence. Time is of the essence of this Agreement.

9.12    Specific Performance.

(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, without any requirement to post or provide any bond or other security in connection therewith, this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

(b)    Notwithstanding Section 9.12(a), the Parties agree that prior to the Closing, Seller shall only be entitled to seek specific performance to enforce specifically the terms and provisions of this Agreement against Purchaser to cause Purchaser to effect the Closing in accordance with Section 2.7(a) only if (i) all of the conditions set forth in Article VI have been satisfied or waived by Purchaser (other than those conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at Closing, but which are capable of being satisfied at the Closing), (ii) the Debt Financing has been or will be funded in a sufficient amount to enable Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date (including the payment of the Closing Payment on the Closing Date at or prior to the Closing), (iii) Seller has irrevocably confirmed in a written notice to Purchaser that all of the conditions in Article VI have been satisfied or waived by Seller, and that if specific performance is granted and the Debt Financing is funded, then it is ready, willing and able to consummate the Closing, and (iv) Purchaser fails to consummate the Closing on or prior to the date on which the Closing should have occurred pursuant to Section 2.7(a). Nothing in this Section 9.12(b) shall limit Seller’s rights after termination of this Agreement to receive the Termination Fee (solely to the extent entitled thereto in accordance with Section 7.2(b)) or in connection with Purchaser’s Willful Breach, notwithstanding that Seller sought (but was not granted) specific performance or injunctive relief in accordance with this Section 9.12, and the fact that Seller is entitled to receive the Termination Fee (solely to the extent provided in accordance with Section 7.2(b)) or recover for Purchaser’s Willful Breach shall not limit Seller’s rights to specific performance or injunctive relief, but in no event shall Seller be entitled to both a decree of specific performance or injunctive relief against Purchaser pursuant to this Section 9.12 with respect to Purchaser’s obligation to consummate the Closing and either (A) payment of the Termination Fee pursuant to Section 7.2(b) or (B) monetary damages as a result of Purchaser’s Willful Breach.

9.13    Financing Sources.

(a)    Notwithstanding anything herein to the contrary, each of the Parties, on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person or other representative thereof, hereby (i) agrees that the Debt Commitment Letter, the Term Sheet attached thereto and/or the Debt Financing and any proceeding arising under, out of, in connection therewith will be governed by and construed in accordance with the laws of the State of New York to the extent specified therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, (ii) irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any proceeding arising out of the Debt Commitment Letter, the Term Sheet and/or the Debt Financing, (iii) agrees not to bring any proceeding against the Financing Sources or which may arise pursuant to the Debt Commitment Letter, the Term Sheet attached thereto and/or the Debt Financing in any forum other than the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding, (iv) irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum, and agrees that it will not bring any proceeding in any other court and (v) agrees the Financing Sources are express and intended third-party beneficiaries of Section 8.1, Section 9.3, Section 9.10 and this Section 9.13.

(b)    Notwithstanding anything to the contrary contained herein, any amendment, modification, waiver or termination of Section 8.4(c), Section 9.3, Section 9.10 and this Section 9.13 or of any defined term used therein (or of any other provision or definition of this Agreement to the extent such amendment or waiver would modify the substance of such Section or such defined terms used therein) will not be effective without the prior written consent of such Financing Source. The provisions of this Section 9.13 will survive any termination of this Agreement. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.13 shall in any way affect any party’s rights and remedies under any binding agreement to which a Financing Source is a party, including the Debt Commitment Letter.

[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

PURCHASER:

TRADEMARK GLOBAL, LLC

By:	/s/ Dan Sustar
Name:	Dan Sustar
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

SELLER:

ATERIAN, INC.

By:	/s/ Arturo Rodriguez
Name:	Arturo Rodriguez
Title:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]